LOAN AND SECURITY AGREEMENT
                                     BETWEEN

                               PARAGON CAPITAL LLC

                                       AND

                THE GREAT TRAIN STORE PARTNERS, L.P. ("BORROWER")
              AND THE GREAT TRAIN STORE COMPANY, GTS PARTNER, INC.
            AND GTS LIMITED PARTNER, INC. ("GTS CONSOLIDATED GROUP")

                                TABLE OF CONTENTS

ARTICLE 1 - THE REVOLVING CREDIT                                          2

         1-1.     Establishment of Revolving Credit                       2

         1-2.     Advances in Excess of Maximum Loan Exposure             2

         1-3.     Risks of Value of Inventory                             3

         1-4.     Procedures Under Revolving Credit                       3

         1-5.     The Loan Account                                        6

         1-6.     The Master Note                                         7

         1-7.     Payment of Loan Account                                 7

         1-8.     Interest                                                7

         1-9.     Fees                                                    8

         1-10.    Lender's Discretion.                                    10

         1-11.    Fees for L/C's.                                         11

         1-12.    Concerning L/C's                                        11

ARTICLE 2 - GRANT OF SECURITY INTEREST                                    14

         2-1.     Grant of Security Interest                              14

         2-2.     Extent and Duration of Security Interest                14

ARTICLE 3 - DEFINITIONS                                                   15

ARTICLE 4 - CONDITIONS PRECEDENT                                          15

         4-1.     Corporate Due Diligence.                                15

         4-2.     Opinion                                                 15

         4-3.     Additional Documents                                    15

         4-4.     Key Life Policies                                       15

         4-5.     Officers' Certificates                                  16

         4-6.     Representations and Warranties                          16

         4-7.     Initial Minimum Excess Availability                     16

         4-8.     No Event of Default                                     16

         4-9.     No Material Adverse Change                              16

ARTICLE 5 - GENERAL REPRESENTATIONS. WARRANTIES AND COVENANTS             16

         5-1.     Payment and Performance of Liabilities                  16

         5-2.     Due Organization - Corporate Authorization -
                  No Conflicts                                            16

         5-3.     Trade Names                                             18

         5-4.     Locations. Landlord's Consents, Waivers                 18

         5-5.     Title to Assets                                         19

         5-6.     Indebtedness                                            20

         5-7.     Insurance Policies                                      20

         5-8.     Licenses                                                21

         5-9.     Leases                                                  21

         5-10.    Requirements of Law                                     21

         5-11.    Maintain Properties                                     21

         5-12.    Pay Taxes                                               22

         5-13.    No Margin Stock                                         23

         5-14.    ERISA                                                   23

         5-15.    Hazardous Materials                                     24

         5-16.    Litigation                                              24

         5-17.    Dividends or Investments                                24

         5-18.    Loans                                                   25

         5-19.    Protection of Assets                                    25

         5-20.    Line of Business                                        26

         5-21.    Affiliate Transactions                                  26

         5-22.    Executive Pay                                           26

         5-23.    Additional Assurances                                   27

         5-24.    Adequacy of Disclosure.                                 27

         5-25.    Minimum Excess Availability                             28

         5-26.    No Material Adverse Change                              28

         5-27.    2000 Compliance                                         28

         5-28.    Other Covenants                                         28

         5-29.    Annual Clean Up.                                        28

ARTICLE 6 - USE AND COLLECTION OF COLLATERAL                              28

         6-1.     Use of Inventory Collateral                             28

         6-2.     Inventory Quality                                       29

         6-3.     Adjustments and Allowances                              29

         6-4.     Validity of Accounts                                    29

         6-5.     Notification to Account Debtors                         29

ARTICLE 7 - CASH MANAGEMENT                                               30

         7-1.     Depository Accounts                                     30

         7-2.     Credit Card Receipts                                    30

         7-3.     The Concentration and the Funding Accounts              31

         7-4.     Proceeds and Collection of Accounts                     31

         7-5.     Payment of Liabilities                                  32

         7-6.     The Funding Account                                     32

ARTICLE 8 - LENDER AS BORROWER'S ATTORNEY-IN-FACT                         33

         8-1.     Appointment as Attorney-In-Fact                         33

         8-2.     No Obligation to Act                                    34

ARTICLE 9 - FINANCIAL AND OTHER REPORTING REQUIREMENTS/
            FINANCIAL COVENANTS                                           34

         9-1.     Maintain Records                                        34

         9-2.     Access to Records                                       35

         9-3.     Immediate Notice to Lender                              35

         9-4.     Borrowing Base Certificate                              36

         9-5.     Weekly Reports                                          36

         9-6.     Monthly Reports                                         37

         9-7.     Quarterly Reports.                                      37

         9-8.     Annual Reports                                          37

         9-9.     Officers' Certificates                                  38

         9-10.    Inventories. Appraisals. and Audits                     38

         9-11.    Additional Financial Information.                       39

         9-12.    Financial Performance Covenants                         40

         9-13.    Electronic Reporting                                    40

ARTICLE 10 - EVENTS OF DEFAULT                                            40

         10-1.    Failure to Pay Revolving Credit                         40

         10-2.    Failure To Make Other Payments                          40

         10-3.    Failure to Perform Covenant or Liability
                  (No Grace Period)                                       40

         10-4.    Failure to Perform Covenant or Liability
                  (Grace Period)                                          41

         10-5.    Misrepresentation                                       41

         10-6.    Acceleration of Other Debt. Breach of Lease             41

         10-7.    Default Under Other Agreements                          41

         10-8.    Non-Ordinary Course Sales                               41

         10-9.    Judgment. Restraint of Business                         41

         10-10.   Business Failure                                        42

         10-11.   Bankruptcy                                              42

         10-12.   Insecurity                                              42

         10-13.   Default by Guarantor or Related Entity                  42

         10-14.   Indictment - Forfeiture                                 42

         10-15.   Termination of Guaranty                                 43

         10-16.   Challenge to Loan Documents                             43

         10-17.   Executive Management                                    43

         10-18.   Change in Control                                       43

         10-19.   Material Adverse Change                                 43

ARTICLE 11 - RIGHTS AND REMEDIES UPON DEFAULT                             43

         11-1.    Rights of Enforcement                                   43

         11-2.    Sale of Collateral                                      44

         11-3.    Occupation of Business Location                         45

         11-4.    Grant of Nonexclusive License                           45

         11-5.  Assembly of Collateral                                    45

         11-6.    Rights and Remedies                                     45

ARTICLE 12 - NOTICES                                                      46

         12-1.    Notice Addresses                                        46

         12-2.    Notice Given                                            47

ARTICLE 13 - TERM                                                         47

         13-1.    Termination of Revolving Credit                         47

         13-2.    Effect of Termination                                   48

         13-3.    Prepayment Premium                                      48

ARTICLE 14 - GENERAL                                                      49

         14-1.    Protection of Collateral                                49

         14-2.    Successors and Assigns                                  49

         14-3.    Severability                                            49

         14-4.    Amendments. Course of Dealing                           49

         14-5.    Power of Attorney                                       50

         14-6.    Application of Proceeds                                 50

         14-7.    Lender's Costs and Expenses                             50

         14-8.    Copies and Facsimiles                                   50

         14-9.    Massachusetts Law                                       51

         14-10.   Consent to Jurisdiction                                 51

         14-11.   Indemnification                                         51

         14-12.   Right of Set-Off                                        52

         14-13.   Maximum Interest Rate                                   52

         14-14.   Usury Savings Clause                                    52

         14-15.   Waivers                                                 53

         14-16.   Confidentiality                                         54

         14-17.   Right to Publish Notice                                 54

         14-18.   Entities Related to Lender                              54

         14-19.   Credit Inquiries                                        54


                                    EXHIBITS


         1-6               Master Note
         3                 Definitions
         5-2               Related Entities
         5-3               Trade Names.
         5-4               Locations.
         5-5               Encumbrances.
         5-6               Indebtedness.
         5-7               Insurance Policies.
         5-12              Taxes
         7-1               DDA's.
         7-2               Credit Card Arrangements
         9-4               Borrowing Base Certificate
         9-12(a)           Financial Performance Covenants
         9-12(b)           Business Plan.

         AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of March ___, 1999, by and between (hereinafter, "Paragon" or "Lender"), a Delaware limited liability company with its principal executive offices at Hillsite Office Building, 75 Second Avenue, Suite 400, Needham, Massachusetts 02494 and THE GREAT TRAIN STORE PARTNERS, L.P., a Missouri limited partnership, with offices at 14180 Dallas Parkway, Suite 618, Dallas, Texas, 75240 (hereinafter, the "Borrower"), and THE GREAT TRAIN STORE COMPANY, GTS PARTNER, INC., and GTS LIMITED PARTNER, INC., as members of the GTS Consolidated Group.

                                   WITNESSETH:

         WHEREAS, on June 7, 1996, BankOne, Texas, N.A. ("BankOne") entered into a Loan and Security Agreement (the "BankOne Loan Agreement") with The Great Train Store Partners, L.P. as "Borrower" and The Great Train Store Company, GTS Partner, Inc., GTS Limited Partner, Inc., who along with Borrower, are members of the "Debtor Group"; and

         WHEREAS, the BankOne Loan Agreement as amended by the First Amendment to Loan and Security Agreement dated as of March 19, 1997 and by the Second Amendment to Loan and Security Agreement dated as of July 29, 1997 is referred to herein as the "Original Loan Agreement" and all documents and agreements executed in connection therewith are referred to as the "Original Loan Documents"; and

         WHEREAS, BankOne assigned its right, title and interest in and to the Original Loan Agreement and the Original Loan Documents to Bank America Business Credit, Inc. ("Bank America") by assignment dated on or about January 27, 1998, and further amended the Original Loan Agreement by the Amended and Restated Loan and Security Agreement dated as of January 27, 1998, Consent and Amendment No. 1 to Loan Agreement dated June 17, 1998, Consent and Amendment to Loan Agreement No. 2 dated September 30, 1998 and Consent and Amendment to Loan Agreement No. 3 dated January 19, 1999; and

         WHEREAS, Bank America has agreed to assign its right, title and interest in and to the Original Loan Agreement and the Original Loan Documents, as amended, and Lender has agreed to accept such assignment and continue to provide Borrower with a working capital facility; and

         WHEREAS, the provisions of this Amended and Restated Loan and Security Agreement shall supercede the provisions of the Original Loan Documents and conditions set forth herein; and

         WHEREAS, the Borrower has requested the Lender to make available to the Borrower a revolving line of credit for loans and letters of credit in an amount not to exceed Ten Million ($10,000,000) Dollars, which extensions of credit the Borrower will use for its working capital needs and general business purposes; and

         NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower and the Lender hereby agree as follows:


ARTICLE 1 - THE REVOLVING CREDIT

         1-1. Establishment of Revolving Credit.

         (a) The Lender hereby establishes a revolving line of credit (the "Revolving Credit") in the Borrower's favor pursuant to which the Lender, subject to, and in accordance with, this Agreement, shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrower as provided herein. The amount of the Revolving Credit shall be determined by the Lender by reference to Availability, as determined by the Lender in accordance with this Agreement from time to time hereafter. All loans made by the Lender under this Agreement, and all of the Borrower's other Liabilities to the Lender under or pursuant to this Agreement, are payable as provided herein.

         (b) The Lender hereby agrees, subject to the terms and conditions of this Agreement, to make loans to the Borrower in an amount outstanding not to exceed at any one time the lesser of (i) the Credit Limit, or (ii) the Borrowing Base.

         (c) Availability shall be based upon Borrowing Base Certificates furnished as provided in Section 9-4, below.

         (d) Anything to the contrary in Section 1-1(b) above notwithstanding, Lender, in the exercise of its reasonable discretion, may reduce Advance Rates or create Inventory Reserves, Availability Reserves or other reserves without declaring an Event of Default if it reasonably determines that there has occurred a Material Adverse Change.

         (e) The proceeds of borrowings under the Revolving Credit shall be used solely in accordance with the Business Plan for working capital purposes of the Borrower and for its Capital Expenditures, all solely to the extent permitted by this Agreement.

         1-2. Advances in Excess of Maximum Loan Exposure. The Lender does not have any obligation to make any loan or advance, or otherwise to provide any credit for the benefit of the Borrower such that the outstanding principal balance of the Loan Account exceeds Maximum Loan Exposure. The making of loans, advances, and credits and the providing of financial accommodations in excess of Maximum Loan Exposure is for the benefit of the Borrower and does not affect the obligations of the Borrower hereunder; such loans, advances, credits, and financial accommodations constitute Liabilities. The making of any such loans, advances, and credits and the providing of financial accommodations, on any one occasion such that Maximum Loan Exposure is exceeded shall not obligate the Lender to make any such loans, credits, or advances or to provide any financial accommodation on any other occasion nor to permit such loans, credits, or advances to remain outstanding.

         1-3. Risks of Value of Inventory. The Lender's reference to a given asset in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Lender relative to the actual value of the asset in question. All risks concerning the saleability of the Borrower's Inventory are and remain upon the Borrower. All Collateral secures the prompt, punctual, and faithful performance of the Liabilities whether or not relied upon by the Lender in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

         1-4. Procedures Under Revolving Credit.

         (a) The Borrower may request loans and advances under the Revolving Credit, each in an amount of not less than Ten Thousand ($10,000) Dollars. Each such request shall be in such manner as may from time to time be acceptable to the Lender.

         (b) (i) The Lender, subject to the terms and conditions of this Agreement, will provide the Borrower with the loan so requested, if such request is received by 1:00 P.M., Boston time on a Banking Day, by the end of business on that Banking Day; otherwise, by the end of the then next Banking Day.

              (ii) The Lender may revise the above schedule, by which loans shall be made, from time to time by giving at least one days notice to Borrower but shall not impose a deadline of earlier than 1:00 P.M..

         (c) Provided that Maximum Loan Exposure will not be exceeded (but subject, however, to Subsection 1-4(i), below (which deals with the effect of a Suspension Event)), a loan or advance under the Revolving Credit so requested by the Borrower shall be made by the transfer of the proceeds of such loan or advance to the Funding Account or as otherwise instructed by the Borrower.

         (d) A loan or advance shall be deemed to have been made under the Revolving Credit upon:

              (i) The Lender's initiation of the transfer of the proceeds of such loan or advance in accordance with the Borrower's instructions (if such loan or advance is of funds requested by the Borrower).

              (ii) The charging of the amount of such loan to the Loan Account (in all other circumstances).

         (e) There shall not be any recourse to, nor liability of, the Lender on account of:

              (i) Any delay in the making of any loan or advance requested under the Revolving Credit.

              (ii) Any delay in the proceeds of any such loan or advance constituting collected funds.

              (iii) Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by the Lender in accordance with wire instructions provided to the Lender by the Borrower.

provided however, nothing in this Section 1-4(e) excuses Lender from liability arising from its own gross negligence or willful misconduct.

         (f) The Lender may rely on any request for a loan or advance or financial accommodation which the Lender, in good faith, believes to have been made by a person duly authorized to act on behalf of the Borrower and may decline to make any such requested loan or advance or to provide any such financial accommodation pending the Lender's being furnished with such documentation concerning that person's authority to act as may be satisfactory to the Lender.

         (g) A request by the Borrower for any financial accommodation under the Revolving Credit or of the issuance of an L/C shall be irrevocable and shall constitute certification by the Borrower that as of the date of such request, each of the following is true and correct:

              (i) There has been no Material Adverse Change.

              (ii) The Borrower is in compliance with, and has not breached any of, its covenants contained in this Agreement.

              (iii) Each representation which is made herein or in any of the Loan Documents is then true and complete as of and as if made on the date of such request.

              (iv) No Suspension Event is then extant.

         (h) The Borrower shall immediately become indebted to the Lender for the amount of each loan under or pursuant to this Agreement when such loan is deemed to have been made.

         (i) Upon the occurrence from time to time of any Suspension Event or an Event of Default, the Lender may suspend the Revolving Credit immediately and shall not be obligated, during such suspension, to make any loans or to provide any financial accommodation hereunder.

         (j) The Borrower may request that the Lender cause the issuance of L/C's for the account of the Borrower.

              (i) Each such request shall be in such manner as may from time to time be acceptable to the Lender.

              (ii) The Lender will endeavor to cause the issuance of any L/C so requested by the Borrower, provided that the requested L/C is in form satisfactory to the Lender and if so issued:

                   (A)  The   aggregate   Stated   Amount  of  all  L/C's   then
          outstanding, does not exceed One Million Five Hundred Thousand ($1,500,000) Dollars.

                   (B) The expiry of the L/C is not later than the earlier of thirty (30) days prior to the Maturity Date unless Borrower provides back-up L/C from new Lender or Lender takes cash collateral to secure L/C, and the following:

                        (I)  Standby's:  One (1)  year  from initial issuance.

                        (II)     Documentary's: ninety (90) days from issuance.

                   (C) Maximum Loan Exposure would not be exceeded.

              (iii) The Borrower shall execute such documentation to apply for and support the issuance of an L/C as may be required by the Issuer.

              (iv) There shall not be any recourse to, nor liability of, the Lender on account of:

                   (A) Any delay or refusal by an Issuer to issue an L/C.

                   (B) Any action or inaction of an Issuer on account of or in respect to, any L/C.

              (v) The Borrower shall reimburse the Issuer, immediately upon the drawing under any L/C, for the amount of such drawing. In the event that the Borrower fails to so reimburse the Issuer, the Borrower immediately shall reimburse the Lender for the amount of such drawing. To the extent which the Borrower fails to so reimburse the Issuer or the Lender, the Lender, without the request of the Borrower, may advance under the Revolving Credit any amount which the Borrower is so obligated to pay to the Lender or the Issuer, or for which the Borrower, the Issuer, or the Lender becomes obligated on account of, or in respect to, any L/C. Such advance shall be made whether or not a Suspension Event is then in existence or such advance would result in Maximum Loan Exposure being exceeded. Such action shall not constitute a waiver of the Lender's rights under Section 1-7(b), below.

         1-5. The Loan Account.

         (a) An account ("Loan Account") shall be opened on the books of the Lender in which Loan Account a record may be kept of all loans made under or pursuant to this Agreement and of all payments thereon.

         (b) The Lender may also keep a record (either in the Loan Account or elsewhere, as the Lender may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed the Lender on account of the Liabilities and of all credits against such amounts so owed.

         (c) All credits against the Liabilities shall be conditional upon final payment to the Lender of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against the Lender for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

         (d) Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrower is obligated hereunder are payable on demand. In the determination of Availability, the Lender may deem fees, service charges, accrued interest, and other payments or deposits as having been advanced under the Revolving Credit if such amounts are then due and payable inclusive of deposits for fees whether incurred at the time of deposit or as duly accounted for in accordance with the terms set forth herein.

         (e) The Lender, without the request of the Borrower, may advance under the Revolving Credit any interest, fee, service charge, or other payment to which the Lender is entitled from the Borrower pursuant hereto and may charge the same to the Loan Account notwithstanding that such amount so advanced may result in an Overadvance. Such action on the part of the Lender shall not constitute a waiver of the Lender's rights under Section 1-7(b), below. Any amount which is added to the principal balance of the Loan Account as provided in this Section shall bear interest at the interest rate applicable from time to time to the unpaid principal balance of the Loan Account.

         (f) Any statement rendered by the Lender to the Borrower concerning the Liabilities shall be considered correct and accepted by the Borrower and shall be conclusively binding upon the Borrower unless the Borrower provides the Lender with written objection thereto within forty (40) days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection. The Loan Account and the Lender's books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

         1-6. The Master Note. The obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, shall be evidenced by a note (the "Master Note") in the form of EXHIBIT 1-6, annexed hereto, executed by the Borrower. Neither the original nor a copy of the Master Note shall be required, however, to establish or prove any Liability. In the event that the Master Note is ever lost, mutilated, or destroyed, the Borrower shall execute a replacement thereof and deliver such replacement to the Lender.

         1-7. Payment of Loan Account.

         (a) The Borrower may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date.

         (b) The Borrower, without notice or demand from the Lender, shall pay the Lender that amount, from time to time, which is necessary so that the balance of the Loan Account does not exceed Maximum Loan Exposure.

         (c) The Borrower shall repay the then entire unpaid balance of the Loan Account and all other Liabilities on the Termination Date.

         1-8. Interest.

         (a) The unpaid principal balance of the Loan Account shall bear interest, until repaid (calculated based upon a 360-day year and actual days elapsed), at the aggregate of Base plus one and one quarter (1.25%) percent per annum, provided however, in the event that Borrower achieves for at least two
(2) consecutive quarters (commencing with the first full quarter beginning after the date of initial funding hereunder) EBITDA which equals or exceeds eighty five (85%) per cent of the EBITDA projected in the Business Plan, then the unpaid principal balance of the Loan Account shall thereafter bear interest, until repaid (calculated based upon a 360-day year and actual days elapsed), at the aggregate of Base plus three quarters of one (.75%) percent, but in no event shall interest be less than eight (8%) percent per annum or in excess of the maximum rate permitted by applicable law. If at the close of any month, the aggregate outstanding loans and Letters of Credit exceed one hundred ten (110%) percent of the Borrower's projected loans and Letters of Credit as set forth in Borrower's Business Plan, Borrower shall pay Lender for said month a fee of the greater of Two Thousand ($2,000) Dollars or one and one half (1 1/2%) percent of said excess.

         (b) Following the occurrence of any Event of Default unless and until such Event of Default is expressly waived in writing by Lender (and whether or not the Lender exercises any of the Lender's rights on account of such Event of Default), all loans and advances made under the Revolving Credit shall bear interest, through the End Date, at a rate which is the aggregate of that provided for in Section 1-8(a), above, plus three (3%) percent per annum.

         (c) Accrued interest shall be payable:

              (i) Monthly in arrears on the first day of the month next following that during which such interest accrued.

              (ii) On the Termination Date.

              (iii) On the End Date.

         1-9. Fees. Borrower shall pay to the Lender the following fees:

         (a) Annual Facility Fee. On the first anniversary of the date of execution hereof, a facility fee in an amount equal to one percent (1%) percent of the Credit Limit, and on each subsequent anniversary a facility fee in an amount equal to three quarters of one (.75%) percent (each of which shall be fully earned on each anniversary of the date of execution hereof), payable in two equal installments, the first of which shall be paid on the anniversary date and the balance shall be paid each December 1st.

         (b) Loan Maintenance Fee.

              (i) On the date of execution hereof and on each anniversary of the date of execution hereof, a loan maintenance fee equal to Sixty Seven Thousand Five Hundred ($67,500). Such fee shall have been fully earned as of the date hereof and as of each anniversary of the date of execution hereof and shall be payable in twelve (12) monthly installments as follows:
     1/12th of such fee shall be payable as of the date hereof and on each anniversary of the date of execution hereof, and 1/12th of such fee shall be payable on the same day of each month hereafter until paid in full.

              (ii) During any month in which Special Purchase Advances are made or, the Advance Rate for Standard Inventory Advances at any time exceeds seventy (70%) percent of the Cost of Acceptable Inventory, the Loan Maintenance Fee shall increase by an additional Five Thousand ($5,000) Dollars per month.

              (iii) During any month in which the aggregate of all advances on any occasion exceeds One Hundred (100%) percent of the Net Retail Liquidation Value, the Loan Maintenance Fee shall increase by an additional Seven Thousand Five Hundred ($7,500), provided however, except as set forth in subsection (iv) below, the Loan Maintenance Fee shall not exceed Fifteen Thousand ($15,000) Dollars per month (iv) In any instance where reporting as outlined in Sections 9-4 and 9-5 is received by Lender beyond the period set forth therein, after two (2) Banking Days notice to Borrower, the monthly loan maintenance fee for the then subject month shall be two times the usual amount set forth herein. In the event of two (2) consecutive months of late reporting, such month's loan maintenance fee shall increase permanently thereafter by Five Thousand ($5,000) Dollars plus the doubled usual amount until such time as the Borrower demonstrates two (2) consecutive months of timely and complete reporting.

         (c) Unused Line Fee. Intentionally deleted

         (d) Commitment Fee. On the date of execution hereof, a commitment fee of one and six tenths of one (1.6%) percent of the Credit Limit or one hundred sixty thousand($160,000) Dollars, One Hundred Thousand ($100,000) Dollars of which shall be paid on the date of initial funding hereof, and the balance of Sixty Thousand ($60,000) Dollars shall be paid on the earlier of October 1, 1999 and the date on which the amount of advances hereunder first equals Five Million ($5,000,000) Dollars.

         (e) Financial Examination, Legal Investigation, Documentation, and Appraisal Fees. Subject to the provisions of Article 9-10, Lender's actual charges paid or incurred for each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Lender; Lender's actual charges paid or incurred for each appraisal of the Collateral performed by personnel employed by Lender; and, the actual charges paid or incurred by Lender if it elects to employ the services of one or more third Persons to perform legal investigation, documentation financial analysis and examinations (i.e., audits) of Borrower or to appraise the Collateral.

         (f) In addition to any other right to which the Lender is then entitled on account thereof, the Lender may assess an additional fee payable by the Borrower on account of the accommodation, including accommodations made upon Borrower's requests with less than seventy two (72) hours notice from time to time, of Lender to the Borrower's request that the Lender depart or dispense with one or more of the administrative provisions of this Agreement and/or the Borrower's failure to comply with any of such provisions.

              (i) By way of non-exclusive example, the Lender may assess a fee on account of any of the following:

                   (A) The Borrower's failure to pay that amount which is necessary so that the principal balance of the Loan Account does not exceed Maximum Loan Exposure (as required under Section 1-7(b), above).

                   (B) The providing of a loan or advance under the Revolving Credit such that Maximum Loan Exposure would be exceeded.

                   (C) The providing of a same Banking Day loan requested after the time set forth in Section 1-4(b)(i), above.

                   (D) The Borrower's failure to provide a financial statement or report within the applicable time-frame provided for such report under Article 9, below.

              (ii) The inclusion of the foregoing right on the part of the Lender to assess a fee does not constitute an obligation, on the part of the Lender, to waive any provision of this Agreement under any circumstances. The assessment of any such fee in any particular circumstance shall not constitute the Lender's waiver of any breach of this Agreement on account of which such fee was assessed nor a course of action on which the Borrower may rely.

         (g) The Borrower shall not be entitled to any credit, rebate or repayment of any Annual Facility Fee, Loan Maintenance Fee, Commitment Fee or other fee previously earned by the Lender pursuant to this Section notwithstanding any termination of this Agreement or suspension or termination of the Lender's obligation to make loans and advances hereunder.

         1-10. Lender's Discretion.

         (a) Each reference in the Loan Documents to the exercise of discretion or the like by the Lender shall be to that Person's exercise of its judgment, in good faith (which shall be rebuttably presumed), based upon that Person's consideration of any such factor as the Lender, taking into account information of which that Person then has actual knowledge, believes:

              (i) Will or reasonably could be expected to materially affect the value of the Collateral, the enforceability of the Lender's security and collateral interests therein, or the amount which the Lender would likely realize therefrom (taking into account delays which may possibly be encountered in the Lender's realizing upon the Collateral and likely Costs of Collection).

              (ii) Indicates that any report or financial information delivered to the Lender by or on behalf of the Borrower is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of this Agreement.

              (iii) Suggests an increase in the likelihood that the Borrower will become the subject of a bankruptcy or insolvency proceeding.

              (iv) Constitutes a Suspension Event.

         (b) In the exercise of such judgment, the Lender also may take into account any of the following factors:

              (i)  Those   included  in,  or  tested  by,  the   definitions  of
     "Acceptable Inventory", "Retail", and "Cost".

              (ii)  Material  changes  in  or  to  the  mix  of  the  Borrower's
     Inventory.

              (iii) Seasonality with respect to the Borrower's Inventory and pattern of the Borrower's retail sales versus that which was projected.

              (iv) Material changes in Borrower's availability versus that which was projected.

              (v) Such other factors as the Lender reasonably determines as having a material bearing on credit risks associated with the providing of loans and financial accommodations to the Borrower.

         (c) The burden of establishing the failure of the Lender to have acted in a reasonable manner in such Person's exercise of discretion shall be the Borrower's.

         1-11. Fees for L/C's.

         (a) Prior to the issuance of any L/C, the Borrower shall pay to the Lender a fee for each L/C equal to the greater of (i) Four Hundred ($400) Dollars, or (ii) fifteen (15) Basis Points per month times the Stated Amount of that L/C.

         (b) In addition to the fee to be paid as provided in Subsection 1-11(a), above, the Borrower shall pay to the Lender (or to the Issuer, if so requested by the Lender), on demand, all issuance, processing, negotiation, amendment, and administrative fees and other amounts charged by the Issuer on account of, or in respect to, any L/C.

         1-12. Concerning L/C's.

         (a) None of the Issuer, the Issuer's correspondents, or any advising, negotiating, or paying bank with respect to any L/C shall be responsible in any way for:

              (i) The performance by any beneficiary under any L/C of that beneficiary's obligations to the Borrower.

              (ii) The form, sufficiency, correctness, genuineness, authority of any person signing; falsification; or the legal effect of; any documents called for under any L/C if (with respect to the foregoing) such documents on their face appear to be in order.

         (b) The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

         (c) Unless otherwise agreed to, in the particular instance, the Borrower hereby authorizes any Issuer to:

              (i) Select an advising bank, if any.

              (ii) Select a paying bank, if any.

              (iii) Select a negotiating bank.

         (d) All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrower except for losses resulting from Lender's gross negligence or willful misconduct. The Issuer shall have discharged the Issuer's obligations under any L/C which, or the drawing under which, includes payment instructions, by the initiation of the method of payment called for in, and in accordance with, such instructions (or by any other commercially reasonable and comparable method). Neither the Lender nor the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation unless caused by Lender's gross negligence or willful misconduct.

         (e) The Lender's and the Issuer's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

         (f) Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Issuer and the Borrower, the L/C will be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No.500, and any subsequent revisions thereof.

         (g) If any change in any law, executive order or regulation, or any directive of any administrative or governmental authority (whether or not having the force of law), or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, shall either:

              (i) Impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which the Lender or any Issuer has an obligation to lend to fund drawings under any L/C.

              (ii) Impose on any Issuer any other condition or requirements relating to any such letters of credit; and the result of any event referred to in Section 1-12(g)(i) or 1-12(g)(ii), above, shall be to increase the cost to any Issuer of issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer's reasonable allocation among that Issuer's letter of credit customers of the aggregate of such cost increases resulting from such events), then, upon demand by the Lender and delivery by the Lender to the Borrower of a certificate of an officer of the subject Issuer describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on such Issuer, and the basis for determining such increased costs and their allocation, the Borrower shall immediately pay to the Lender, from time to time as specified by the Lender, such amounts as shall be sufficient to compensate such Issuer for such increased cost. Any Issuer's determination of costs incurred under Section 1-12(g)(i) or 1-12(g)(ii), above, and the allocation, if any, of such costs among the Borrower and other letter of credit customers of such Issuer, if done in good faith and made on an equitable basis and in accordance with the officer's certificate, shall be conclusive and binding on the Borrower.

         (h) The obligations of the Borrower under this Agreement with respect to L/C's are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:

              (i) Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto.

              (ii) Any amendment or waiver of, or consent to the departure from, any L/C.

              (iii) The existence of any claim, set-off, defense, or other right which the Borrower may have at any time against the beneficiary of any L/C.

              (iv) Any honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

         (i) The Borrower shall not present to Lender or cause the amendment of an L/C without the certification and support of either of the following: (a) change in delivery date; (b) Borrower's receipt of partial shipment; or (c) change to original order reflected in OTB (open to Buy) or other information which may be so reasonably requested by the Lender.

         In no event, however, shall Lender honor any L/C presented for payment after its expiration, as a result of discrepancies without an acceptable form of amendment having been previously made. In all cases, in the event no payment has been made and no cancellation previously amended, no L/C shall be removed from the Borrower's availability until such time as thirty (30) business days beyond expiration of said L/C.

ARTICLE 2 - GRANT OF SECURITY INTEREST

         2-1. Grant of Security Interest. To secure the Borrower's prompt, punctual, and faithful performance of all and each of the Borrower's
Liabilities, the Borrower and the GTS Consolidated Group hereby grant to the Lender a continuing security interest in and to, and assigns to the Lender, the following, and each item thereof, whether now owned or now due, or in which the Borrower and each of the GTS Consolidated Group has an interest, or hereafter acquired, arising, or to become due, or in which the Borrower and each of the GTS Consolidated Group obtains an interest (all of which, together with any other property in which the Lender may in the future be granted a security interest, is referred to herein as the "Collateral"):

         (a) All Inventory.

         (b) All Accounts, accounts receivable, contracts, contract rights, notes, bills, drafts, acceptances, General Intangibles, Instruments, Documents, Document of Title, Chattel Paper, securities, security entitlements, security accounts, Investment Property, choses in action, and all other debts, obligations and liabilities in whatever form, owing to Borrower from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to Borrower, for goods sold by it or for services rendered by it, or however otherwise same may have been established or created, all guarantees and securities therefor, all right, title and interest of Borrower in the merchandise or services which gave rise thereto, including the rights of reclamation and stoppage in transit, all rights to replevy goods, and all rights of an unpaid seller of merchandise or services.

         (c) All machinery, Equipment, Fixtures and other Goods whether now owned or hereafter acquired by the Borrower and wherever located, all replacements and substitutions therefor or accessions thereto and all proceeds thereof.

         (d) Leasehold Interests and rights of occupancy.

         (e) Intentionally deleted.

         (f) All proceeds, products, substitutions and accessions of or to all of the foregoing in any form, including, without limitation, all proceeds, refunds and premium rebates of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing.

         2-2. Extent and Duration of Security Interest. This grant of a security interest is in addition to, and supplemental of, any security interest previously granted by the Borrower to the Lender and shall continue in full force and effect applicable to all Liabilities until all Liabilities have been paid and/or satisfied in full and the security interest granted herein is specifically terminated in writing by a duly authorized officer of the Lender.

ARTICLE 3 - DEFINITIONS

         All capitalized terms used in this agreement which are not otherwise defined herein or in the UCC shall have the meanings assigned to them in EXHIBIT 3, annexed hereto.

ARTICLE 4 - CONDITIONS PRECEDENT

         Precedent to the effectiveness of this Agreement, the establishment of the Revolving Credit, and the making of the first loan under the Revolving
Credit, the documents respectively described in Sections 4-1 through and including 4-5, each in form and substance satisfactory to the Lender shall have been delivered to the Lender, and the conditions respectively described in Sections 4-6 through and including 4-9, shall have been satisfied. No document shall be deemed delivered to the Lender until received and accepted by the Lender at its head offices in Needham, Massachusetts, and under no circumstances will this Agreement take effect until executed and accepted by the Lender at said head office. In the event that Lender agrees to make the initial advance or any subsequent advance hereunder, prior to Borrower's delivery of any documents required under this Article 4 or otherwise by this Agreement, as set forth in a post closing items letter to identify the documents to be delivered and the due dates for same, an additional fee, equal to the greater of one-half of one (0.5%) percent of the then outstanding amount of the Loan Account or Five
Hundred ($500) Dollars shall be payable weekly on Thursday until such time as all such documents are provided.

         4-1. Corporate Due Diligence.

         (a) A Certificate of corporate good standing issued by the Secretary of State of Incorporation of the Borrower.

         (b) Certificates of due qualification, in good standing, issued by the Secretary(ies) of State of each State in which the nature of the Borrower's business conducted or assets owned could require such qualification.

         (c) A Certificate of the Borrower's secretary or clerk attesting to the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

         4-2. Opinion. An opinion of counsel to the Borrower in form and substance satisfactory to the Lender.

         4-3. Additional Documents. Such additional instruments and documents as the Lender or its counsel reasonably may require or request.

         4-4.  Key  Life  Policies.   Intentionally   deleted.

         4-5. Officers' Certificates. Certificates executed by the President or the Chief Financial Officer of the Borrower in his or her representative capacity and stating that the representations and warranties made by the Borrower to the Lender in the Loan Documents are true and complete as of the date of such Certificate to the Knowledge of such person, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both) would be an Event of Default.

         4-6. Representations and Warranties. Each of the representations made by or on behalf of the Borrower in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by and or on behalf of the Borrower shall be true and complete in all material respects as of the date as of which such representation or warranty was made.

         4-7. Initial Minimum Excess Availability. Availability, after giving effect to the first loans and advances to be made under the Revolving Credit; any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby; and L/C's to be issued at, or immediately subsequent to, the establishment of such Revolving Credit, is not less than Seven Hundred Fifty Thousand ($750,000) Dollars.

         4-8. No Event of Default. No event shall have occurred, or failed to occur, which occurrence or which failure constitutes, or which, solely with the passage of time or the giving of notice (or both) would constitute, an Event of Default.

         4-9. No Material Adverse Change. No Material Adverse Change has occurred.

ARTICLE 5 - GENERAL REPRESENTATIONS. WARRANTIES AND COVENANTS

         To induce the Lender to establish the loan arrangement contemplated herein and to make loans and advances and to provide financial accommodations under the Revolving Credit (each of which loans shall be deemed to have been made in reliance thereupon) the Borrower and the GTS Consolidated Group, in addition to all other representations, warranties, and covenants made by the Borrower in any other Loan Document, makes those representations, warranties, and covenants included in this Agreement.

         5-1. Payment and Performance of Liabilities. The Borrower shall pay each Liability due Lender when due (or when demanded if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability due Lender and pay each Liability due others in accordance with its current custom and practice. If Borrower has any dispute with any Person with respect to any Liability, Borrower shall give Paragon notice of said dispute.

         5-2. Due Organization - Corporate Authorization - No Conflicts.

         (a) The Borrower and each member of the GTS Consolidated Group presently are and shall hereafter remain in good standing as a limited partnership or a corporation in the state in which it is organized or incorporated and are and shall hereafter remain duly qualified and in good standing in every other state in which, by reason of the nature or location of the Borrower's assets or operation of the Borrower's business, such qualification may be necessary.

         (b) Each Related Entity is listed on EXHIBIT 5-2, annexed hereto. Each Related Entity is and shall hereafter remain in good standing in the state in which incorporated and is and shall hereafter remain duly qualified in which other state in which, by reason of that entity's assets or the operation of such entity's business, such qualification may be necessary. The Borrower shall provide the Lender with prior written notice of any entity's becoming or ceasing to be a Related Entity.

         (c) The Borrower and each member of the GTS Consolidated Group have all requisite corporate power and authority to execute and deliver all and singular the Loan Documents to which the Borrower is a party and has and will hereafter retain all requisite corporate power to perform all and singular the Liabilities.

         (d) The execution and delivery by the Borrower and each member of the GTS Consolidated Group of each Loan Document to which it is a party; the Borrower's and each member of the GTS Consolidated Group's consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of security interests by the Borrower and each member of the GTS Consolidated Group as contemplated hereby); the Borrower's performance under those of the Loan Documents to which it is a party; the borrowings hereunder; and the use of the proceeds thereof:

              (i) Have been duly authorized by all necessary legal or corporate action.

              (ii) Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of the Borrower or any member of the GTS Consolidated Group.

              (iii) Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of the Borrower or of any of the GTS Consolidated Group pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

         (e) The Loan Documents have been duly executed and delivered by Borrower and the GTS Consolidated Group and are the legal, valid and binding obligations of the Borrower and each member of the GTS Consolidated Group, enforceable against the Borrower and each member of the GTS Consolidated Group in accordance with their respective terms.

         5-3. Trade Names.

         (a) EXHIBIT 5-3, annexed hereto, is a listing of:

              (i) All names under which the Borrower ever conducted its business.

              (ii) All entities and/or persons with whom the Borrower or any member of the GTS Consolidated Group ever consolidated or merged, or from whom the Borrower ever acquired in a single transaction or in a series of related transactions substantially all of such entity's or person's assets.

         (b) Except (i) upon not less than twenty-one (21) days prior written notice given the Lender, and (ii) in compliance with all other provisions of this Agreement, the Borrower and the members of the GTS Consolidated Group will not undertake or commit to undertake any action such that the results of that action, if undertaken prior to the date of this Agreement, would have been reflected on EXHIBIT 5-3.

         (c) The Borrower owns and possesses, or has the right to use all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for the Borrower's conduct of the Borrower's business.

         (d) The conduct by the Borrower of the Borrower's business does not infringe on the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person.

         5-4. Locations. Landlord's Consents, Waivers.

         (a) The Collateral, and the books, records, and papers of Borrower and the members of the GTS Consolidated Group pertaining thereto, are kept and maintained solely at the Borrower's chief executive offices as set forth in the beginning of this Agreement and at those locations which are listed on EXHIBIT 5-4, annexed hereto, which EXHIBIT includes all service bureaus with which any such records are maintained and the names and addresses of each of the Borrower's landlords. Except (i) to accomplish sales of Inventory in the ordinary course of business or (ii) to utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles), the Borrower shall not remove any Collateral from said chief executive offices or those locations listed on EXHIBIT 5-4.

         (b) The Borrower shall use its best efforts to obtain and deliver to the Lender a consent, waiver and subordination (reasonably satisfactory to the Lender) by the landlord for:

              (i) The two store locations for which Lender does not have a consent/waiver by assignment, within ninety (90) days of the date of execution hereof.

         (c) The Lender may  establish an  Availability  Reserve for up to sixty
(60) days rent for each of the Borrower's locations in a Landlord Lien State or in a One Turn State.

         (d) Without duplication of any Availability Reserve described above, the Lender may establish an Availability Reserve for unpaid rent or accrued liabilities under any lease.

         (e) The Borrower will not:

              (i) Execute, alter, modify, or amend any Lease, except for Borrower's benefit and with ten (10) days' prior notice;

              (ii) Commit to, or open or close any location at which the Borrower maintains, offers for sales, or stores any of the Collateral, provided however, Borrower may open up to one (1) new location on thirty
     (30) days prior written notice to Lender, and further provided that any new locations are approved by Borrower's Board of Directors and are consistent with the Business Plan; and the Borrower may open more than one (1) new location provided that such new locations are approved by Borrower's Board of Directors, and further provided that a revised Business Plan providing for any such new locations has been submitted to and approved by Lender.

         (f) Except as otherwise disclosed on EXHIBIT 5-4, no tangible personal property of the Borrower or any member of the GTS Consolidated Group is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment. Borrower shall obtain and deliver a consent, waiver and subordination (in form reasonably satisfactory to the Lender) from each bailee disclosed on EXHIBIT 5-4 on or prior to the date of execution hereof.

         5-5. Title to Assets.

         (a)  The  Borrower  and the  GTS  Consolidated  Group  are,  and  shall
hereafter  remain,   the  owners  of  the  Collateral  free  and  clear  of  all
Encumbrances with the exceptions of the following:

              (i) The security interest created herein.

              (ii) Those Encumbrances (if any) listed on EXHIBIT 5-5, annexed hereto.

         (b) The Borrower and the GTS Consolidated Group does not and shall not have possession of any property on consignment to the Borrower, except as provided in EXHIBIT 5-5(b) hereto, which Exhibit shall be updated periodically, and any property will not be included in Acceptable Inventory, and shall be subject to an appropriate consignment payable Reserves.

         5-6. Indebtedness. The Borrower and the GTS Consolidated Group do not and shall not hereafter have any Indebtedness with the exceptions of:

         (a) Any Indebtedness to the Lender.

         (b) The Indebtedness (if any) listed on EXHIBIT 5-6, annexed hereto.

         (c) Capital Leases (other than those listed on EXHIBIT 5-6), provided that Borrower's aggregate payment liability during any calendar year does not exceed Fifty Thousand ($ 50,000) Dollars per year, provided Lender is given prompt written notice of any Capital Lease and no lien on the Collateral arises as a result thereof.

         5-7. Insurance Policies.

         (a) EXHIBIT 5-7, annexed hereto, is a schedule of all insurance policies owned by the Borrower or under which the Borrower is the named insured. Each of such policies is in full force and effect. Neither the issuer of any such policy nor the Borrower is in default or violation of any such policy.

         (b) The Borrower shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be reasonably satisfactory to the Lender. The coverage reflected on EXHIBIT 5-7 presently satisfies the foregoing requirements, it being recognized by the Borrower, however, that such requirements may change hereafter to reflect changing circumstances. All insurance carried by the Borrower shall provide for a minimum of twenty (20) days' written notice of cancellation to the Lender and all such insurance which covers the Collateral shall include an endorsement in favor of the Lender, which endorsement shall provide that the insurance, to the extent of the Lender's interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of the Borrower or by the failure of the Borrower to comply with any warranty or condition of the policy. In the event of the failure by the Borrower to maintain insurance as required herein, the Lender, at its option, may obtain such insurance, provided, however, the Lender's obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower's failure to have maintained such insurance. The Borrower shall furnish to the Lender certificates or other evidence satisfactory to the Lender regarding compliance by the Borrower with the foregoing insurance provisions.

         (c) The Borrower shall advise the Lender of each claim in excess of Fifty Thousand ($50,000) Dollars made by the Borrower under any policy of insurance which covers the Collateral and will permit the Lender, following the occurrence of an Event of Default and unless and until any such Event of Default is waived in writing by Lender, at the Lender's option in each instance, to the exclusion of the Borrower, to conduct the adjustment of each such claim (and of all claims following the occurrence of any Suspension Event). Effective upon the occurrence of an Event of Default, the Borrower hereby appoints the Lender as the Borrower's attorney in fact to obtain, adjust, settle, and cancel any insurance described in this section and to endorse in favor of the Lender any and all drafts and other instruments with respect to such insurance. This appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Lender. The Lender shall not be liable on account of any exercise pursuant to said power except for any exercise in actual willful misconduct and bad faith. The Lender may apply any proceeds of such insurance against the Liabilities, whether or not such have matured, in such order of application as the Lender may determine.

         (d) Intentionally deleted.

         5-8. Licenses. Each license, distributorship, franchise, and similar agreement issued to, or to which the Borrower and each member of the GTS Consolidated Group is a party is in full force and effect. No party to any such license or agreement is in default or violation thereof. Neither Borrower nor any member of the GTS Consolidated Group has received any notice or threat of cancellation of any such license or agreement.

         5-9. Leases. EXHIBIT 5-9, annexed hereto, is a schedule of all presently effective Leases and Capital Leases. Each of such Leases and Capital Leases is in full force and effect. No party to any such Lease or Capital Lease is in default or violation of any such Lease or Capital Lease and the Borrower has not received any notice or threat of cancellation of any such Lease or Capital Lease. The Borrower hereby authorizes the Lender at any time and from time to time to contact any of the Borrower's landlords in order to confirm the Borrower's continued compliance with the terms and conditions of the Lease(s) between the Borrower and that landlord and to discuss such issues, concerning the Borrower's occupancy under such Lease(s), as the Lender may determine.

         5-10. Requirements of Law. The Borrower and each member of the GTS Consolidated Group are in compliance with, and shall hereafter comply with and use its assets in compliance with, all Requirements of Law, except where non-compliance would not have a material adverse effect. Neither the Borrower nor the GTS Consolidated Group has received any notice of any violation of any Requirement of Law (whether or not such violation is material), which violation has not been cured or otherwise remedied.

         5-11. Maintain Properties. The Borrower and the GTS Consolidated Group shall:

         (a) Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted).

         (b) Not suffer or cause the waste or destruction of any material part of the Collateral.

         (c) Not use any of the Collateral in violation of any policy of insurance thereon.

         (d) Not sell, lease, or otherwise dispose of any of the Collateral, other than the following:

              (i) The sale of Inventory in compliance with this Agreement.

              (ii) The disposal of Equipment which is obsolete, worn out, or damaged beyond repair or is determined not to be conducive to the operating efficiency of the Borrower.

              (iii) Except as otherwise provided for in this subsection (d), subject to the turning over to the Lender of all Receipts with respect to the same as provided herein.

         5-12. Pay Taxes.

         (a) The federal income tax returns of the Borrower and the GTS Consolidated Group have not been audited by the Internal Revenue Service or are being contested in good faith, provided that Borrower provides Lender with notice and copies of all correspondence, pleadings and any other documents referring to such contest, and no Encumbrance results from such contested return. No agreement is extant which waives or extends any statute of limitations applicable to the right of the Internal Revenue Service to assert a deficiency or make any other claim for or in respect to federal income taxes. No issue has been raised in any such examination which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency that could result in a Material Adverse Effect for any fiscal year open for examination, assessment, or claim by the Internal Revenue Service.

         (b) All returns of the Borrower and the GTS Consolidated Group for state and local income, excise, sales, and other taxes have been audited from time to time, and all deficiencies, assessments, and other amounts asserted as a result of any such examinations have been fully paid or settled. No agreement is in existence which waives or extends any statute of limitations applicable to the right of any state taxing authority to assert a deficiency or make any other claim for or in respect to any such state taxes. No issue has been raised in any such examination which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by any state or local taxing authority.

         (c) Except as disclosed on said EXHIBIT 5-12, there are no examinations of or with respect to the Borrower and the GTS Consolidated Group presently being conducted by the Internal Revenue Service or any state taxing authority.

         (d) The Borrower and the GTS Consolidated Group have, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against the Borrower and the GTS Consolidated Group or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of the Borrower or by any governmental authority or is contesting such taxes in good faith so long as no Encumbrance results from such contested tax; properly exercise any trust responsibilities imposed upon the Borrower and the GTS Consolidated Group by reason of withholding from employees' pay; timely make all contributions and other payments as may be required pursuant to any Employee
Benefit Plan now or hereafter established by the Borrower and the GTS Consolidated Group; and timely file all tax and other returns and other reports with each governmental authority to whom the Borrower and the GTS Consolidated Group are obligated to so file.

         (e) At its option, the Lender may, but shall not be obligated to, pay any taxes, unemployment contributions, and any and all other charges levied or assessed upon the Borrower and the GTS Consolidated Group or the Collateral by any person or entity or governmental authority that are not being contested in good faith by Borrower, and make any contributions or other payments on account of the Borrower's Employee Benefit Plan as the Lender, in the Lender's reasonable judgment, may deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto, provided, however, the Lender's making of any such payment shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower's failure to have made such payment.

         5-13. No Margin Stock. The Borrower and the GTS Consolidated Group are not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations G, U, T, and X, of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

         5-14. ERISA. Neither the Borrower, any member of the GTS Consolidated Group nor any ERISA Affiliate ever has or hereafter shall:

         (a) Violate or fail to be in full compliance with the Borrower's Employee Benefit Plan.

         (b) Fail timely to file all reports and filings required by ERISA to be filed by the Borrower, except Form 5500 regarding a "Premium Only Plan", which is being replaced by a new, similar plan.

         (c) Engage in any "prohibited transactions" or "reportable events" (respectively as described in ERISA).

         (d) Engage in, or commit, any act such that a tax or penalty could be imposed on account thereof pursuant to ERISA.

         (e) Accumulate any material funding deficiency within the meaning of ERISA.

         (f) Terminate any Employee Benefit Plan such that a lien could be asserted of the Borrower on account thereof pursuant to ERISA.

         (g) Be a member of, contribute to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of
Section 4001(a) of ERISA.

         5-15. Hazardous Materials.

         (a) The Borrower has never:

              (i) Been legally responsible for any release or threat of release of any Hazardous Material.

              (ii) Received notification of any release or threat of release of any Hazardous Material from any site or vessel occupied or operated by the Borrower and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from any such site or vessel.

         (b) The Borrower shall:

              (i) Dispose of any Hazardous Material only in compliance with all Environmental Laws.

              (ii) Not store on any site or vessel occupied or operated by the Borrower and not transport or arrange for the transport of any Hazardous Material, except if such storage or transport is in the ordinary course of the Borrower's business and is in compliance with all Environmental Laws.

         (c) The Borrower shall provide the Lender with written notice upon the Borrower's obtaining knowledge of any incurrence of any expense or loss by any governmental authority or other Person in connection with the assessment, containment, or removal of any Hazardous Material, for which expense or loss the Borrower may be liable.

         5-16. Litigation. Except as set forth on EXHIBIT 5-16, there is not presently pending or threatened by or against the Borrower and the GTS Consolidated Group any suit, action, proceeding, or investigation which, if determined adversely to the Borrower and the GTS Consolidated Group, would result in a Material Adverse Change upon the Borrower's financial condition or ability to conduct its business as such business is presently conducted or is contemplated to be conducted in the foreseeable future.

         5-17. Dividends or Investments. The Borrower and the GTS Consolidated Group shall not, without Lender's approval, which shall not be unreasonably withheld, if any of the following is in accordance with the Business Plan:

         (a) Pay any cash dividend or make any other distribution in respect of any class of the Borrower's capital stock.

         (b) Own, redeem, retire, purchase, or acquire any of the Borrower's capital stock.

         (c) Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any corporation or other entity.

         (d) Merge or consolidate or be merged or consolidated with or into any other corporation or other entity.

         (e) Consolidate any of the Borrower's operations with those of any other corporation or other entity.

         (f) Organize or create any Related Entity.

         (g) Subordinate any debts or obligations owed to the Borrower by any third party to any other debts owed by such third party to any other Person.

         5-18. Loans. None of the Borrowers nor the GTS Consolidated Group shall make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

         (a) Advance payments made to the Borrower's suppliers in the ordinary course.

         (b) Advances to the Borrower's officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of the Borrower, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by the Borrower.

         5-19. Protection of Assets. The Lender, in the Lender's discretion, and from time to time, may discharge any tax or Encumbrance on any of the Collateral, or take any other action that the Lender may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. The Lender shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Lender has had an opportunity to be heard), from which finding no further appeal is available, that the Lender had acted in actual bad faith or in a grossly negligent manner. The Borrower shall pay to the Lender, on demand, or the Lender, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Lender pursuant to this section. The obligation of the Borrower to pay such amounts is a Liability.

         5-20. Line of Business. The Borrower and the GTS Consolidated Group shall not engage in any business other than the business in which it is currently engaged or a business reasonably related thereto.

         5-21. Affiliate Transactions. The Borrower and the GTS Consolidated Group shall not make any payment, nor give any value to any Related Entity except for goods and services actually purchased by the Borrower from, or sold by the Borrower to, such Related Entity for a price which shall:

         (a) Be competitive and fully deductible as an "ordinary and necessary business expense" and/or fully depreciable under the Internal Revenue Code of 1986 and the Treasury Regulations, each as amended.

         (b) Not differ materially from that which would have been charged in an arms length transaction.

except for transfers from Borrower to any of the members of the GTS Consolidated Group which are consistent with historical practices, and are reflected in the Business Plan.

         5-22. Executive Pay.

         (a) The only Executive Officers of the Borrower, at the execution of this Agreement, are those individuals referenced in the definition of "Executive Officers".

         (b) Prior to the execution of this Agreement, the Borrower furnished the Lender with copies of all written Executive Agreements and outlines of the salient features of all unwritten Executive Agreements (as amended to date) then extant. There are no unwritten agreements or understandings between the Borrower and any Executive Officer which relate to Executive Pay, written disclosure of which has not been made to the Lender.

         (c) The Borrower will not:

              (i) Enter into any Executive Agreement not existing at the execution of this Agreement.

              (ii) Alter, amend, supplement, or otherwise change any Executive Agreement.

              (iii) Pay, provide, or facilitate any Executive Pay other than as provided in an Executive Agreement or, if not covered by an Executive Agreement, as permitted pursuant to Section 5-21, above, provided however, Borrower may give employees raises, stock options and other compensation in the ordinary course, provided compensation raises are reasonably consistent in the aggregate with the Business Plan and may increase James Levi's salary by not more than twenty two (22%) percent per annum.

         5-23. Additional Assurances.

         (a) The Borrower and the GTS Consolidated Group are not the owners of, nor have they any interest in, any property or asset which, immediately upon the satisfaction of the conditions precedent to the effectiveness of the credit facility contemplated hereby (Article 4) will not be subject to a perfected security interest in favor of the Lender (subject only to those Encumbrances (if any) described on EXHIBIT 5-5, annexed hereto) to secure the Liabilities.

         (b) The Borrower and the GTS Consolidated Group shall not hereafter acquire any asset or any interest in property which is not, immediately upon such acquisition, subject to such a perfected security interest in favor of the Lender to secure the Liabilities (subject only to Encumbrances (if any) permitted pursuant to Section 5-5, above).

         (c) The Borrower and the GTS Consolidated Group shall execute and deliver to the Lender such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Lender may reasonably request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Lender's security interests in the Collateral; and to comply with all applicable statutes and laws, and facilitate the collection of the Receivables Collateral. The Borrower and the GTS Consolidated Group shall execute all such instruments as may be reasonably required by the Lender with respect to the recordation and/or perfection of the security interests created herein.

         (d) A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 5-23 shall be sufficient for filing to perfect the security interests granted herein.

         5-24. Adequacy of Disclosure.

         (a) All financial statements furnished to the Lender by the Borrower and the GTS Consolidated Group have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the condition of the Borrower at the date(s) thereof and the results of operations and cash flows for the period(s) covered. There has been no Material Adverse Change in the financial condition, results of operations, or cash flows of the Borrower since the date(s) of such financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.

         (b) The Borrower and the GTS Consolidated Group do not have any contingent obligations or obligation under any Lease or Capital lease which is not noted in the Borrower's and the GTS Consolidated Group's financial statements furnished to the Lender prior to the execution of this Agreement. (c) No document, instrument, agreement, or paper now or hereafter given the Lender by or on behalf of the Borrower or any guarantor of the Liabilities in connection with the execution of this Agreement by the Lender contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading. There is no fact known to the Borrower and the GTS Consolidated Group which has, or which, in the foreseeable future is believed by Borrower that it could have, a material adverse effect on the financial condition of the Borrower or any such guarantor which has not been disclosed in writing to the Lender.

         5-25. Minimum Excess Availability. The Borrower shall maintain excess availability as set forth in the definition of Standard Inventory Advances set forth in Exhibit 3.

         5-26. No Material Adverse Change. There has not been a Material Adverse Change.

         5-27. 2000 Compliance.

         (a) On the basis of an inventory, review and assessment currently being undertaken by Borrower of Borrower's computer applications utilized by such Borrower or contained in products produced or sold by Borrower, Borrower's management is of the considered view that Borrower and its products, will be Year 2000 Compliant before June 30, 1999.

         (b) Borrower (i) is undertaking a detailed inventory, review and assessment of all areas within its business and operations that could be adversely affected by the failure of Borrower or its products to be Year 2000 Compliant on a timely basis; (ii) is developing a detail plan and timeline for becoming Year 2000 Compliant on a timely basis; and (iii) to date, is implementing that plan in accordance with that timetable in all respects, and has appointed a Director of Information Services to oversee such implementation. Borrower anticipates that it will be Year 2000 Compliant on a timely basis.

         5-28. Other Covenants. The Borrower and the GTS Consolidated Group shall not indirectly do or cause to be done any act which, if done directly by the Borrower or any member of the GTS Consolidated Group, would breach any covenant contained in this Agreement.

         5-29. Annual Clean Up. The balance of the Loan Account shall be zero ($0) for at least five (5) consecutive days in December or January.

ARTICLE 6 - USE AND COLLECTION OF COLLATERAL

         6-1. Use of Inventory Collateral.

         (a) The Borrower shall not engage in any sale of the Inventory other than for fair consideration in the conduct of the Borrower's business in the ordinary course and shall not engage in sales or other dispositions to creditors; sales or other dispositions in bulk except slow moving inventory sold or exchanged in lots in the ordinary course of business for up to aggregate consideration of Fifty Thousand ($50,000) Dollars per calendar year, sales in excess of such aggregate, subject to Lender's prior written consent; or any use of any of the Inventory in breach of any provision of this Agreement.

         (b) No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Borrower's customary return policy applicable to the return of inventory purchased by the Borrower's retail customers in the ordinary course, such Inventory may be returned to the Borrower without the consent of the Lender.

         6-2. Inventory Quality. All Acceptable Inventory now owned or hereafter acquired by the Borrower is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances).

         6-3. Adjustments and Allowances. The Borrower may grant such allowances or other adjustments to the Borrower's Account Debtors (exclusive of extending the time for payment of any Account or Account Receivable, which shall not be done without first obtaining the Lender's prior written consent in each instance) as the Borrower may reasonably deem to accord with sound business practice, provided, however, the authority granted the Borrower pursuant to this
Section 6-3 may be limited or terminated by the Lender at any time in the Lender's discretion.

         6-4. Validity of Accounts.

         (a) The amount of each Account shown on the books, records, and invoices of the Borrower represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by the Borrower.

         (b) The Borrower has no knowledge of any impairment of the validity or collectibility of any of the Accounts and shall notify the Lender of any such fact immediately after Borrower becomes aware of any such impairment.

         (c) The Borrower shall not post any bond to secure the Borrower's performance under any agreement to which the Borrower is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of the Borrower (other than to the Lender) in the event of the Borrower's failure so to perform.

         6-5. Notification to Account Debtors. The Lender shall have the right at any time (upon the occurrence of and unless and until any such Event of Default is named in writing by Lender), to notify any of the Borrower's Account Debtors to make payment directly to the Lender and to collect all amounts due on account of the Collateral.

ARTICLE 7 - CASH MANAGEMENT

         7-1. Depository Accounts.

         (a) Annexed hereto as EXHIBIT 7-1 is a Schedule of all present DDA's, which Schedule includes, with respect to each depository (i) the name and address of that depository; (ii) the account number(s) of the account(s) maintained with such depository; (iii) a contact person at such depository; and
(iv) the telephone number of the contact person.

         (b) The Borrower shall deliver to the Lender, as a condition to the effectiveness of this Agreement:

              (i) Proof of the mailing, to each depository institution with which any DDA is maintained (other than the Funding Account or any Local
     DDA) of notification (in form satisfactory to the Lender) of the Lender's interest in such DDA.

              (ii) An agreement (in form satisfactory to the Lender ) with any depository institution at which a Central Account is maintained.

         (c) The Borrower will not establish any DDA hereafter (other than a Local DDA) unless the Borrower, contemporaneous with such establishment, the Borrower delivers to the Lender an agreement (in form satisfactory to the Lender) executed on behalf of the depository with which such DDA is being established.

         7-2. Credit Card Receipts.

         (a) Annexed hereto as EXHIBIT 7-2, is a Schedule which describes all Credit Card Processors and arrangements to which the Borrower is a party with respect to the payment to the Borrower of the proceeds of all credit card charges for sales by the Borrower.

         (b) The Borrower shall deliver to the Lender, as a condition to the effectiveness of this Agreement, proof of the mailing to each of the Credit Card Processors in form satisfactory to the Lender, which notice provides that payment of all credit card charges submitted by the Borrower to that Credit Card Processor and any other amount payable to the Borrower by such Credit Card Processor shall be directed to the Central Account. If requested by Lender, Borrower shall obtain and deliver to Lender the acknowledgment and consent of any Credit Card Processor to the terms of such notice. The Borrower shall not change such direction or designation except upon and with the prior written consent of the Lender.

         7-3. The Concentration and the Funding Accounts.

         (a) The following checking accounts have been or will be established (and are so referred to herein):

              (i) The Concentration Account: Established by the Lender with The Chase Manhattan Bank, N.A.

              (ii) The Funding Account: Established by the Borrower with Bank One-Texas.

              (iii) The Central Account: Established by the Borrower with Bank One-Texas.

         (b) The contents of the Central Account constitutes Collateral and Proceeds of Collateral.

         (c) The Borrower:

              (i) Contemporaneous with the execution of this Agreement, shall provide the Lender with such agreement of the depository with which the Central Account is maintained as may be satisfactory to the Lender.

              (ii) Shall not establish any Central Account hereafter except upon not less than thirty (30) days prior written notice to the Lender and the delivery to the Lender of a similar such agreement.

         (d) The Borrower shall pay all fees and charges of, and maintain such impressed balances as may be required by the Lender or by any bank in which any account is opened as required hereby (even if such account is opened by the Lender).

         7-4. Proceeds and Collection of Accounts.

         (a) All Receipts constitute Collateral and proceeds of Collateral and shall be held in trust by the Borrower for the Lender; shall not be commingled with any of the Borrower's other funds; and shall be deposited and/or transferred only to the Central Account, provided however, the Borrower may maintain a cash balance not to exceed one thousand ($1,000) dollars per store as "till cash".

         (b) The Borrower shall cause the ACH or wire transfer to the Central Account, no less frequently than two (2) times per week on Monday and Thursday, except after the occurrence of a Suspension Event in which case such transfer shall be daily (and whether or not there is then an outstanding balance in the Loan Account) of:

              (i) The then contents of each DDA (other than (A) any Local DDA and (B) the Funding Account), each such transfer to be net of any minimum balance, not to exceed Seven Hundred Fifty ($750) Dollars, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained.

              (ii) The proceeds of all credit card charges not otherwise provided for pursuant hereto.

At the request of Lender, telephone advice (confirmed by written notice) shall be provided to the Lender on each Banking Day on which any such transfer is made.

         (c) Whether or not any Liabilities are then outstanding, the Borrower shall cause the ACH or wire transfer to the Concentration Account, no less frequently, prior to the occurrence of an Event of Default, than twice per week, otherwise daily, of the entire previous day's closing collected balance of the Central Account.

         (d) In the event that, notwithstanding the provisions of this Section 7-4, the Borrower receives or otherwise has dominion and control of any Receipts, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by the Borrower for the Lender and shall not be commingled with any of the Borrower's other funds or deposited in any account of the Borrower other than as instructed by the Lender.

         7-5. Payment of Liabilities.

         (a) On each Banking Day, the Lender shall apply upon receipt by Lender, towards the Liabilities, the then collected balance of the Central Account (net of fees charged, and of such impressed balances as may be required by the bank at which the Central Account is maintained), provided, however, for purposes of the calculation of interest on the unpaid principal balance of the Loan Account, such payment shall be deemed to have been made one (1) Banking Day after such transfer.

         (b) The Lender shall transfer to the Funding Account any surplus in excess of the Liabilities in the Concentration Account (attributable to Borrower) remaining after the application towards the Liabilities referred to in
Section 7-5(a), above (less those amounts which are to be netted out, as provided therein) provided, however, in the event that both (i) an Event of Default has occurred and (ii) one or more L/C's are then outstanding, the Lender may establish a funded reserve of up to one hundred ten (110%) percent of the aggregate Stated Amounts of such L/C's.

         7-6. The Funding Account. Except as otherwise specifically provided in, or permitted by, this Agreement, all checks shall be drawn by the Borrower upon, and other disbursements made by the Borrower solely from, the Funding Account.

ARTICLE 8 - LENDER AS BORROWER'S ATTORNEY-IN-FACT

         8-1. Appointment as Attorney-In-Fact. The Borrower hereby irrevocably constitutes and appoints the Lender, effective after the occurrence of an Event of Default, unless and until any such Event of Default is expressly waived in writing by Lender, except with respect to the power of attorney granted in subsection 8-1(h) hereof which is effective as of the date hereof, as the Borrower's true and lawful attorney, with full power of substitution, to convert the Collateral into cash at the sole risk, cost, and expense of the Borrower, but for the sole benefit of the Lender. The rights and powers granted the Lender by this appointment include but are not limited to the right and power to:

         (a) Prosecute, defend, compromise, or release any action relating to the Collateral.

         (b) Sign change of address forms to change the address to which the Borrower's mail is to be sent to such address as the Lender shall designate; receive and open the Borrower's mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of the Borrower, or other legal representative of the Borrower whom the Lender determines to be the appropriate person to whom to so turn over such mail.

         (c) Endorse the name of the Borrower in favor of the Lender upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

         (d) Sign the name of the Borrower on any notice to the Borrower's Account Debtors or verification of the Receivables Collateral; sign the Borrower's name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic's liens, or assignments or releases of mechanic's liens securing the Accounts.

         (e) Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker's acceptance of which the Borrower is a beneficiary.

         (f) Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrower.

         (g) Use, license or transfer any or all General Intangibles of the Borrower.

         (h) Sign and file or record any financing or other statements in order to perfect or protect the Lender's security interest in the Collateral. 8-2. No Obligation to Act. The Lender shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 8-1 herein, but if the Lender elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to the Borrower for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Lender has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

ARTICLE 9 - FINANCIAL AND OTHER REPORTING REQUIREMENTS/FINANCIAL COVENANTS

         9-1. Maintain Records. The Borrower shall:

         (a) At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrower's transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the periods in question.

         (b) Timely provide the Lender with those financial reports, statements, and schedules required by this Article 9 or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the period(s) covered therein.

         (c) At all times, keep accurate current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof, consistent with Borrower's historical practices.

         (d) At all times, retain independent certified public accountants who are reasonably satisfactory to the Lender and instruct such accountants to fully cooperate with, and be available to, the Lender to discuss the Borrower's financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Lender.

         (e) Not change the Borrower's fiscal year.

         (f) Not change the Borrower's taxpayer identification number.

         9-2. Access to Records.

         (a) The Borrower shall accord the Lender and the Lender's representatives with access from time to time as the Lender and such representatives may reasonably require to all properties owned by or over which the Borrower has control. The Lender and the Lender's representatives shall have the right, and the Borrower will permit the Lender and such representatives from time to time as the Lender and such representatives may request, to examine, inspect, copy, and make extracts from any and all of the Borrower's books, records, electronically stored data, papers, and files. The Borrower shall make all of the Borrower's copying facilities available to the Lender.

         (b) The Borrower hereby authorizes the Lender and the Lender's representatives to:

              (i) Inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Borrower, or any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person fully to cooperate with the Lender and the Lender's representatives with respect thereto.

              (ii) Verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with the Borrower's computer billing companies, collection agencies, and accountants and to sign the name of the Borrower on any notice to the Borrower's Account Debtors or verification of the Collateral.

         9-3. Immediate Notice to Lender.

         (a) The Borrower shall provide the Lender with written notice promptly, but in no event more than one (1) Banking Day after obtaining knowledge of the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

              (i) Any change in the Borrower's Executive Officers, officers, directors, controllers or key employees.

              (ii) The completion of any physical count of the Borrower's Inventory.

              (iii) Any ceasing of the Borrower's making of payment, in the ordinary course, to any of its creditors (including the ceasing of the making of such payments on account of a dispute with the subject creditor).

              (iv) Any failure by the Borrower to pay rent at any of the Borrower's locations, which failure continues for more than three (3) days following the day on which such rent first came due. If Borrower has any dispute with any Landlord with respect to rent payable or other matters, Borrower shall give Lender written notice of said dispute.

              (v) Any failure by Borrower to pay trade liabilities or other expense liabilities in accordance with their past business practices.

              (vi) Any material change in the business, operations, or financial affairs of the Borrower.

              (vii) The occurrence of any Suspension Event.

              (viii) Any intention on the part of the Borrower to discharge the Borrower's present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity (as to which, see Subsection 9-1(d)).

              (viii) Any litigation which, if determined adversely to the Borrower, might have a material adverse effect on the financial condition of the Borrower.

         (b) The Borrower shall:

              (i) Provide the Lender, when so distributed, with copies of any materials distributed to the shareholders of the Borrower (qua such shareholders).

              (ii) Add the Lender as an addressee on all mailing lists maintained by or for the Borrower.

              (iii) At the request of the Lender, from time to time, provide the Lender with copies of all advertising (including copies of all print advertising and duplicate tapes of all video and radio such advertising).

              (iv) Provide the Lender, when received by the Borrower, with a copy of any management letter or similar communications from any accountant of the Borrower.

         9-4. Borrowing Base Certificate. The Borrower shall provide the Lender, daily, with a Borrowing Base Certificate (in the form of EXHIBIT 9-4 annexed hereto, as such form may be revised from time to time by the Lender). Such Certificate may be sent to the Lender by facsimile transmission, provided that the original thereof is forwarded to the Lender on the date of such transmission at their request. No adjustments to the Borrowing Base Certificate may be made without support documentation and such other documentation as may be requested by Lender from time to time.

         9-5.  Weekly  Reports.   Weekly,  not  later  than  Wednesday  for  the
immediately preceding fiscal week:

         SEE EXHIBIT R

         In the event that Availability equals Two Hundred Fifty Thousand ($250,000) Dollars or less for seven (7) consecutive days, then Borrower shall provide Lender with weekly cash flow reports in form and content satisfactory to Lender.

         9-6. Monthly Reports.

         (a) Monthly, the Borrower shall provide the Lender with original counterparts of (each in such form as the Lender from time to time may specify):

              (i) Within fifteen (15) days of the end of the previous month:

              SEE EXHIBIT R

              (ii) Within thirty (30) days of the end of the previous month:


              SEE EXHIBIT R

         (b) For purposes of Section 9-6(a)(i), above, the first "previous month" in respect of which the items required by that Section shall be provided shall be March, 1999 and for purposes of Section 9-6(a)(ii), above, the first "previous month" in respect of which the items required by that Section shall be provided shall be March, 1999. For purposes of this section, reports for the months of December 1998, January 1999, and February 1999 shall be due no later than thirty (30) days after the execution of this Agreement.

         9-7. Quarterly Reports. Quarterly, within forty-five (45) days following the end of each of the Borrower's first three fiscal quarters, the Borrower shall provide the Lender with an original counterpart of a management prepared financial statement of the Borrower for the period from the beginning of the Borrower's then current fiscal year through the end of the subject quarter, with comparative information for the same period of the previous fiscal year, which statement shall include, at a minimum, a balance sheet, income statement (on a store specific and on a "consolidated" basis), statement of charges in shareholders' equity, and cash flows and comparisons for the corresponding quarter of the then immediately previous year, as well as to the Business Plan.

         9-8. Annual Reports

         (a) In addition to the monthly reports required under Article 9-6, annually, within ninety (90) days following the end of the Borrower's fiscal year, the Borrower shall furnish the Lender with an original signed counterpart of the Borrower's annual financial statement, which statement shall have been prepared by, and bearing the unqualified opinion of, the Borrower's independent certified public accountants (i.e. said statement shall be "certified" by such accountants). Such annual statement shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders' equity, and cash flows.

         (b) If requested by Lender, each annual statement shall be accompanied by such accountant's certificate indicating that to the best knowledge of such accountant, no event has occurred which is or which, solely with the passage of time or the giving of notice (or both) would be, an Event of Default.

         (c) Borrower shall provide interim draft annual financial statements within sixty (60) days of each year end.

         9-9. Officers' Certificates. The Borrower shall cause the Borrower's President or Chief Financial Officer respectively to provide such Person's Certificate with those monthly, quarterly, and annual statements to be furnished pursuant to this Agreement, which Certificate shall:

         (a) Indicate, to the best of his or her knowledge, that the subject statement was prepared in accordance with GAAP consistently applied, and presents fairly the financial condition of the Borrower at the close of, and the results of the Borrower's operations and cash flows for, the period(s) covered, subject, however (with the exception of the Certificate which accompanies such annual statement) to usual year end adjustments.

         (b) Indicate, to the best of his or her knowledge, either that (i) no Suspension Event has occurred or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrower to be taken on account thereof.

         (c) Include, to the best of his or her knowledge, calculations concerning the Borrower's compliance (or failure to comply) at the date of the subject statement with each of the financial performance covenants included in
Section 9-12, below.

         (d) Indicate, to the best of his or her Knowledge, that all taxes (broken down by type and taxing authority to the extent not paid) have or have not been paid.

         (e) Indicate, to the best of his or her Knowledge, that all rent and additional rent (broken down by store location to the extent not paid) due pursuant to any store lease have or have not been paid.

         9-10. Inventories. Appraisals. and Audits.

         (a) The Lender, at the expense of the Borrower, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrower, subject to a maximum of Seven Hundred Fifty ($750) Dollars per day per person plus out of pocket expenses.

         (b) Upon the Lender's request from time to time, the Borrower shall obtain, or shall permit the Lender to obtain (in all events, at the Borrower's expense) financial or SKU based physical counts and/or inventories of the Collateral, conducted by such inventory takers as are satisfactory to the Lender and following such methodology as may be required by the Lender, each of which physical counts and/or financial or SKU based inventories shall be observed by the Borrower's accountants. The Lender may require the Borrower to conduct two
(2) such counts and/or inventories during each twelve (12) month period during which this Agreement is in effect, but in its discretion, may undertake additional such counts or inventories during such period. The draft or unaudited results of all inventories or counts shall be furnished to Lender within five
(5) business days of the Borrower's receipt, but in no event less than ten (10) days after the taking of such inventories or counts.

         (c) Upon the Lender's request from time to time, the Borrower shall permit the Lender to obtain appraisals (in all events, at the Borrower's expense) conducted by such appraisers as are satisfactory to the Lender.

         (d) The Lender contemplates conducting three (3) commercial finance audits (in each event, at the Borrower's expense) of the Borrower's books and records during any twelve (12) month period during which this Agreement is in effect, but in its discretion, may undertake additional such audits during such period, subject to a maximum of seven hundred fifty ($750) dollars per day per person, plus out of pocket expenses.

         (e) The Lender contemplates conducting on a quarterly basis, (in all events, at the Borrower's expense) "mystery shopping" (so-called) visits, on notice to Borrower, to all or any of the Borrower's business premises. The Lender shall provide the Borrower with a copy of any non-company confidential results of such mystery shopping upon Borrower's written request, subject to a maximum of Fifty ($50) Dollars per day. In the event that Lender does not conduct mystery shopping, upon request of Lender, Borrower shall have the results of any "mystery shopping" conducted by Borrower.

         9-11. Additional Financial Information.

         (a) In addition to all other information required to be provided pursuant to this Article 9, the Borrower promptly shall provide the Lender with such other and additional information concerning the Borrower and any guarantor of the Liabilities, the Collateral, the operation of the Borrower's business, and the Borrower's financial condition, including original counterparts of financial reports and statements, as the Lender may from time to time request from the Borrower.

         (b) The Borrower may provide the Lender, from time to time hereafter, with updated Business Plans. In all events, the Borrower, not later than sixty
(60) days prior to the end of each of the Borrower's fiscal years, shall furnish the Lender with an updated and extended Business Plan which shall go out at least through the end of the then next fiscal year and the final Business Plan within fifteen (15) days of the end of Borrower's fiscal year. In each event, such updated and extended Business Plans shall be prepared pursuant to a methodology and shall include such assumptions as are satisfactory to the Lender. Routinely throughout the year, the Lender, following the receipt of any of such revised forecast which reflects material adverse business performance, may, but shall not be under any obligation to, revise the financial performance covenants included on EXHIBIT 9-12, annexed hereto.

         9-12. Financial Performance Covenants. The Borrower shall observe and comply with those "Financial and Inventory" covenants and Composition and Imbalance Guidelines set forth on EXHIBIT 9-12(a), annexed hereto, certain of which covenants are based on the Business Plan set forth on EXHIBIT 9-12(b), annexed hereto.

         9-13. Electronic Reporting. Intentionally deleted.

ARTICLE 10 - EVENTS OF DEFAULT

         The occurrence of any event described in this Article 10 respectively shall constitute an "Event of Default" herein. Upon the occurrence of any Event of Default described in Section 10-11, any and all Liabilities shall become due and payable without any further act on the part of the Lender. Upon the occurrence of any other Event of Default, which Event of Default is not expressly waived in writing by Lender, any and all Liabilities shall become immediately due and payable, at the option of the Lender and without notice or demand. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Lender and the Borrower and instruments and papers given the Lender by the Borrower, whether such agreements, instruments, or papers now exist or hereafter arise.

         10-1. Failure to Pay Revolving Credit. The failure by the Borrower to pay any amount when due under the Revolving Credit.

         10-2. Failure To Make Other Payments. The failure by the Borrower to pay when due or within (One (1) Business Day, if payable on demand) any payment Liability other than under the Revolving Credit.

         10-3. Failure to Perform Covenant or Liability (No Grace Period). The failure by the Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability not otherwise described in section 10-1 or section 10-2, above, and included in any of the following provisions hereof:

         Section Relates to:

         5-4        Location of Collateral
         5-5        Title to Assets
         5-6        Indebtedness
         5-7        Insurance Policies
         5-12       Pay Taxes
         5-21       Affiliate Transactions
         Article 7  Cash Management
         Article 9  Financial Reporting Requirements and Financial and Inventory
                    Covenants set forth in Exhibit 9-12(a)

         10-4. Failure to Perform Covenant or Liability (Grace Period). The failure by the Borrower to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement, other than those described in Sections 10-1, 10-2 or 10-3, or in any other agreement with Lender which is not remedied within the earlier of ten (10) days after (i) notice thereof by Lender to Borrower, or (ii) the date Borrower was required to give notice to Lender pursuant to Section 9-3(a)(vi) hereof.

         10-5. Misrepresentation. The determination by the Lender that any representation or warranty at any time made by the Borrower to the Lender, was not true or complete in all material respects when given.

         10-6. Acceleration of Other Debt. Breach of Lease. The occurrence of any event such that any Indebtedness of the Borrower to any creditor other than the Lender could be accelerated such that a Material Adverse Change would occur, or, without the consent of the Borrower, any Lease could be terminated (whether or not the subject creditor or lessor takes any action on account of such occurrence).

         10-7. Default Under Other Agreements. The occurrence of any breach or default under any agreement between the Lender and the Borrower or instrument or paper given the Lender by the Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that the Lender may not have exercised its rights upon default under any such other agreement, instrument or paper).

         10-8. Non-Ordinary Course Sales. The occurrence of any (a) material uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral, or (b) sale (other than sales in the ordinary course of business) of any material portion of the Collateral, without the prior express written consent of Lender.

         10-9. Judgment. Restraint of Business.

         (a) The service of process upon the Lender or any Participant seeking to attach, by trustee, mesne, or other process, any of the Borrower's funds on deposit with, or assets of the Borrower in the possession of, the Lender or such Participant.

         (b) The entry of any judgment against the Borrower in an amount equal to or in excess of $50,000, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within fifteen (15) days of its entry.

         (c) The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

         10-10. Business Failure. Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of the Borrower's property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; or the offering by or entering into by the Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of the Borrower, or the initiation of any other judicial or non-judicial proceeding or agreement by, against, or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors.

         10-11. Bankruptcy. The failure by the Borrower to generally pay the debts of the Borrower as they mature; the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure, not dismissed within forty-five (45) days, provided however, Lender shall have no obligations to make advances hereunder prior to dismissal of such matter, nor shall anything herein be deemed to constitute Lender's consent to use of its Cash Collateral.

         10-12. Insecurity. Intentionally deleted.

         10-13. Default by Guarantor or Related Entity. The occurrence of any of the foregoing Events of Default with respect to any guarantor of the Liabilities, or the occurrence of any of the foregoing Events of Default with respect to any parent (if the Borrower is a corporation), subsidiary, or Related Entity, as if such guarantor, parent, or Related Entity were the "Borrower" described therein.

         10-14. Indictment - Forfeiture. The indictment of, or institution of any legal process or proceeding against, the Borrower, any Executive Officer or any guarantor of the Liabilities under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any property of the Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

         10-15.   Termination   of  Guaranty.   The   termination  or  attempted
termination of any guaranty by any guarantor of the Liabilities.

         10-16. Challenge to Loan Documents.

         (a) Any challenge by or on behalf of the Borrower or any guarantor of the Liabilities to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

         (b) Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document's terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

         10-17. Executive Management. The death, disability, or failure of any Executive Officer at any time to exercise that authority and discharge those management responsibilities with respect to the Borrower as are exercised and discharged by such Person at the execution of this Agreement, except if such Executive Officer is not replaced to Lender's reasonable satisfaction within sixty (60) days.

         10-18. Change in Control. Intentionally deleted.

         10-19. Material Adverse Change. If there is a Material Adverse Change.

ARTICLE 11 - RIGHTS AND REMEDIES UPON DEFAULT

         In addition to all of the rights, remedies, powers, privileges, and discretions which the Lender is provided prior to the occurrence of an Event of Default, the Lender shall have the following rights and remedies upon the occurrence of any Event of Default and at any time thereafter. No stay which otherwise might be imposed pursuant to the Bankruptcy Code or otherwise shall stay, limit, prevent, hinder, delay, restrict, or otherwise prevent the Lender's exercise of any of such rights and remedies.

         11-1. Rights of Enforcement. The Lender shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Lender shall have all and each of the following rights and remedies:

         (a) To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

         (b) To take possession of all or any portion of the Collateral.

         (c) To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Lender deems advisable and with or without the taking of possession of any of the Collateral.

         (d) To conduct one or more going out of business sales which include the sale or other disposition of the Collateral.

         (e) To apply the Receivables Collateral or the proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

         (f) To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

         11-2. Sale of Collateral.

         (a) Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Lender deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Lender's disposition of the Collateral.

         (b) The Lender, in the exercise of the Lender's rights and remedies upon default, may conduct one or more going out of business sales, in the Lender's own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by the Borrower. The Lender and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Lender or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Lender or such agent or contractor and neither the Borrower nor any Person claiming under or in right of the Borrower shall have any interest therein.

         (c) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Lender shall provide the Borrower with such notice as may be practicable under the circumstances), the Lender shall give the Borrower at least five (5) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Borrower agrees that such written notice shall satisfy all requirements for notice to the Borrower which are imposed under the UCC or other applicable law with respect to the exercise of the Lender's rights and remedies upon default.

         (d) The Lender may purchase the Collateral, or any portion of it at any sale held under this Article.

         (e) The Lender shall apply the proceeds of any exercise of the Lender's Rights and Remedies under this Article 11 towards the Liabilities in such manner, and with such frequency, as the Lender determines.

         11-3. Occupation of Business Location. In connection with the Lender's exercise of the Lender's rights under this Article 11, the Lender may enter upon, occupy, and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Lender. The Lender shall not be required to remove any of the Collateral from any such premises upon the Lender's taking possession thereof, and may render any Collateral unusable to the Borrower. In no event shall the Lender be liable to the Borrower for use or occupancy by the Lender of any premises pursuant to this Article 11, nor for any charge (such as wages for the Borrower's employees and utilities) incurred in connection with the Lender's exercise of the Lender's Rights and Remedies.

         11-4. Grant of Nonexclusive License. The Borrower and each member of the GTS Consolidated Group hereby grants to the Lender a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, tradename, logo, or the like in which the Borrower now or hereafter has rights, such license being with respect to the Lender's exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

         11-5. Assembly of Collateral. The Lender may require the Borrower to assemble the Collateral and make it available to the Lender at the Borrower's sole risk and expense at a place or places which are reasonably convenient to both the Lender and Borrower.

         11-6. Rights and Remedies. The rights, remedies, powers, privileges, and discretions of the Lender hereunder (herein, the "Lender's Rights and Remedies") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Lender in exercising or enforcing any of the Lender's Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Lender of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Lender's Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Lender and any person, at any time, shall preclude the other or further exercise of the Lender's Rights and Remedies. No waiver by the Lender of any of the Lender's Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. All of the Lender's Rights and Remedies and all of the Lender's rights, remedies, powers, privileges, and discretions under any other agreement or transaction are cumulative, and not alternative or exclusive, and may be exercised by the Lender at such time or times and in such order of preference as the Lender in its sole discretion may determine. The
Lender's Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

ARTICLE 12 - NOTICES

         12-1. Notice Addresses. All notices, demands, and other communications made in respect of this Agreement (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

         If to the Lender:                Paragon Capital LLC
                                          Hillsite Office Building
                                          75 Second Avenue, Suite 400
                                          Needham, Massachusetts 02494
                                          Attention:  Andrew H. Moser, President
                                          Phone: (781) 707-2100
                                          Fax:   (781) 707-2107

         With a copy to:                  Joel B. Rosenthal, Esq.
                                          Shapiro, Israel & Weiner, P.C.
                                          100 North Washington Street
                                          Boston, Massachusetts  02114
                                          Tel: (617) 742-4200
                                          Fax: (617) 742-2355

         If to the Borrower:              Cheryl Taylor
                                          Chief Financial Officer
                                          The Great Train Store Partners, L.P.
                                          14180 Dallas Parkway, Suite 618
                                          Dallas, TX 75240
                                          Tel: (972) 392-1599
                                          Fax: (972) 392-1693
                  and
                                          James Levi, President
                                          The Great Train Store Partners, L.P.
                                          85 Larchmont Avenue
                                          Larchmont, NY  10538
                                          Tel: (914) 834-5500
                                          Fax: (914) 834-3166


         With a copy to:                  Douglas G. Bates, Esq.
                                          Gallop, Johnson & Neuman, L.C.
                                          101 South Hanley Road
                                          Interco Corporate Tower
                                          St. Louis, MO  63105
                                          Tel: (314) 862-1200
                                          Fax: (314) 862-1219

         12-2. Notice Given

         (a) Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

              (i) By mail: the sooner of when actually received or three (3) days following deposit in the United States mail, postage prepaid.

              (ii) By recognized overnight express delivery: the Banking Day following the day when sent.

              (iii) By hand: If delivered on a Banking Day after 9:00 A.M. and no later than three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Banking Day.

              (iv) By facsimile transmission (which must include a header indicating the party sending such transmission): If sent on a Banking Day after 9:00 A.M. and no later than Three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent. Otherwise, at the opening of the then next Banking Day.

         (b) Rejection or refusal to accept delivery and inability to deliver because of a changed address or facsimile number for which no due notice was given shall each be deemed receipt of the notice sent.

ARTICLE 13 - TERM

         This Agreement is, and is intended to be, a continuing agreement and shall remain in full force and effect for an initial term ending on the Maturity Date, and thereafter for successive twelve-month periods, each beginning on the 1st day of April (commencing 2004) of each year and ending on March 31st of the following year (each such twelve-month period is hereinafter referred to as a "renewal term"); provided, however, that either party may terminate this Agreement as of the end of the initial term or any subsequent renewal term by giving the other party notice to terminate in writing at least ninety (90) days prior to the end of any such period whereupon at the end of such period all Liabilities shall be due and payable in full without presentation, demand, or further notice of any kind, whether or not all or any part of the Liabilities is otherwise due and payable pursuant to the agreement or instrument evidencing same. Lender may terminate this Agreement immediately and without notice upon the occurrence of an Event of Default. Notwithstanding the foregoing or anything in this Agreement or elsewhere to the contrary, the security interest, Lender's rights and remedies hereunder and Borrower's obligations and liabilities hereunder shall survive any termination of this Agreement and shall remain in full force and effect until all of the Liabilities outstanding, or contracted or committed for (whether or not outstanding), before the receipt of such notice by Lender, and any extensions or renewals thereof (whether made before or after receipt of such notice), together with interest accruing thereon after such notice, shall be finally and irrevocably paid in full. No Collateral shall be released or financing statement terminated until such final and irrevocable payment in full of the Liabilities, as described in the preceding sentence.

         Upon the termination of Revolving Credit, the Borrower shall pay the Lender (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the entire balance of the Loan Account; any then remaining installments of the Commitment Fee; any then remaining balance of the Annual Facility Fee; Loan Maintenance Fee; any accrued and unpaid Unused Line Fee; any Prepayment Premium and all unreimbursed costs and expenses of the Lender for which the Borrower is responsible, and shall make such arrangements concerning any L/C's then outstanding are reasonably satisfactory to the Lender. Until such payment, all provisions of this Agreement, other than those contained in Article 1 which place an obligation on the Lender to make any loans or advances or to provide financial accommodations under the Revolving Credit or otherwise, shall remain in full force and effect until all Liabilities shall have been paid in full. The release by the Lender of the security interests granted the Lender by the Borrower hereunder may be upon such conditions and indemnifications as the Lender may require.

         13-3. Prepayment Premium

         (a) If Borrower pays in full all or substantially all of the Liabilities prior to the end of the initial term of this Agreement (or any renewal term), other than temporarily from funds internally generated in the ordinary course of business or other than from funds generated by an Equity Offering, at the time of such payment Borrower shall also pay to Lender a prepayment premium in an amount equal to: (i) three (3%) percent of the Credit Limit, if paid during the first year after the date of this Agreement, (ii) two (2%) percent of the Credit Limit, if prepaid during the second year after the date of this Agreement, (iii) one (1%) percent of the Credit Limit, if prepaid after the second anniversary of this Agreement, and one half of one (.5%) percent if prepaid thereafter. Any tender of payment in full of the Liabilities following an acceleration by Lender of the Liabilities pursuant to Article 10 hereof, shall not be for purposes of this section deemed to be a prepayment requiring Borrower to pay the aforementioned prepayment premium

         (b) If Borrower pays in full all or substantially all of the Liabilities prior to the end of the initial term of this Agreement (or any renewal term), from funds generated by an Equity Offering, at the time of such payment Borrower shall pay to Lender only a prepayment premium in an amount limited to One Hundred Thousand ($100,000) Dollars.

         (c) Such prepayment premium shall be paid to Lender as liquidated damages for the loss of the bargain by Lender and not as a penalty.

ARTICLE 14 - GENERAL

         The Lender has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Lender and shall have no duty as to the preservation of rights against prior parties or any other rights pertaining thereto. The Lender may include reference to the Borrower (and may utilize any logo or other distinctive symbol associated with the Borrower) in connection with any advertising, promotion, or marketing undertaken by the Lender.

         This Agreement shall be binding upon the Borrower and the Borrower's representatives, successors, and assigns and shall enure to the benefit of the Lender and the Lender's successors and assigns provided, however, no trustee or other fiduciary appointed with respect to the Borrower shall have any rights hereunder. In the event that the Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of the Lender hereunder and the Lender shall thereupon be discharged and relieved from its duties and obligations hereunder.

         Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

         14-4. Amendments. Course of Dealing

         (a) This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrower, each member of the GTS Consolidated Group and the Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Lender to give notice to the Borrower or any member of the GTS Consolidated Group of the Borrower's or any member of the GTS Consolidated Group's having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document. No change made by the Lender in the manner by which Availability is determined shall obligate the Lender to continue to determine Availability in that manner.

         (b) The Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Lender. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Lender, then by a duly authorized officer thereof). Any modification, amendment, or waiver provided by the Lender shall be in reliance upon all representations and warranties theretofore made to the Lender by or on behalf of the Borrower (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

         In connection with all powers of attorney included in this Agreement, the Borrower hereby grants unto the Lender full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Borrower and each shall survive the same. All powers conferred upon the Lender by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Lender.

         The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Lender determines in its sole discretion. The Borrower shall remain liable for any deficiency remaining following such application.

         The Borrower shall pay on demand all Costs of Collection and all reasonable expenses of the Lender in connection with the preparation, execution, and delivery of this Agreement and of any other Loan Documents, whether now existing or hereafter arising, and all other reasonable expenses which may be incurred by the Lender in monitoring compliance with this Agreement and in preparing or amending this Agreement and all other agreements, instruments, and documents related thereto, or otherwise incurred with respect to the Liabilities, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings, provided however, Lender's legal fees for the preparation of this agreement and all related documents and filings shall not exceed Seventeen Thousand Five Hundred ($17,500) Dollars. The Borrower specifically authorizes the Lender to pay all such fees and expenses and in the Lender's discretion, to add such fees and expenses to the Loan Account. Borrower shall be obligated, from time to time, to pay Lender's fees, including reasonable attorneys' fees and expenses for the preparation, negotiation, amendment and interpretation of this Agreement and related documents.

         This Agreement and all documents which relate thereto, which have been or may be hereinafter furnished the Lender may be reproduced by the Lender by any photographic, microfilm, xerographic, digital imaging, or other process, and the Lender may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

         This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of the Commonwealth of Massachusetts.

         14-10. Consent to Jurisdiction

         (a) The Borrower and each member of the GTS Consolidated Group agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to any Loan Document may be brought in the Superior Court of Middlesex County, Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Lender may elect in the Lender's sole discretion. By execution and delivery of this Agreement, the Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

         (b) Nothing herein shall affect the right of the Lender to bring legal actions or proceedings in any other competent jurisdiction.

         (c) The Borrower and each member of the GTS Consolidated Group agrees that any action commenced by the Borrower asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Middlesex County, Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

         The Borrower shall indemnify, defend, and hold the Lender and any employee, officer, or agent of the Lender (each, an "Indemnified Person") harmless of and from any claim brought or threatened against any Indemnified Person by the Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys' reasonable fees and expenses in connection therewith) on account of the relationship of the Borrower or of any guarantor or endorser of the Liabilities (each of which claims may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Lender's selection, but at the expense of the Borrower) other than any claim as to which a final determination is made in a judicial proceeding (in which the Lender and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of the Borrower.

         Any and all deposits or other sums at any time credited by or due to the undersigned from the Lender or from any participant (a "Participant") with the Lender in the credit facility contemplated hereby and any cash, securities, instruments or other property of the undersigned in the possession of the Lender or any Participant, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of the undersigned to the Lender and any Participant, and may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Lender or any Participant.

         Regardless of any provision of any Loan Document, the Lender shall never be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by applicable law. Any payment which is made which, if treated as interest on a Liability would result in such interest's exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were "Collateral."

         It is the intention of the parties hereto to comply strictly with applicable usury laws, if any; accordingly, notwithstanding any provisions to the contrary in this Agreement or any other Loan Documents, in no event shall this Agreement or such Loan Document require or permit the payment, taking, reserving, receiving, collecting or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, paid, taken, reserved, collected or received in connection with the Liabilities or in any communication by Lender or any other person to the Borrower or any other person, or in the event all or part of the principal of the Liabilities or interest thereon shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, collected, reserved, or received on the amount of principal actually outstanding from time to time under this Agreement shall exceed the maximum amount of interest permitted by applicable usury laws, if any, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither the Borrower nor any other person or entity now or hereafter liable for the payment of the Liabilities shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, if any, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance hereof or, if the Liabilities have been or would be paid in full by such credit, refunded to the Borrower, and (iv) the provisions of this Agreement and the other Loan Documents, and any communication to the Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, collected, reserved, or received in connection herewith which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Liabilities, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved or received. The terms of this paragraph shall be deemed to be
incorporated  in  every  Loan  Document  and   communication   relating  to  the
Liabilities.

         14-15. Waivers

         (a) The Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section 14-15(b), below, knowingly, voluntarily, and intentionally, and understands that the Lender, in entering into the financial arrangements contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrower as provided herein, whether not or in the future, is relying on such waivers.

         (b) THE BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING.

              (i) Except as otherwise specifically required in this Agreement, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

              (ii) Except as otherwise specifically required in this Agreement, the right to notice and/or hearing prior to the Lender's exercising of the Lender's rights upon default.

              (iii) THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE LENDER OR IN WHICH THE LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER OR ANY OTHER PERSON AND THE LENDER (AND THE LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

              (iv) The benefits or availability of any stay, limitation, hindrance, delay, or restriction (including, without limitation, any automatic stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code) with respect to any action which the Lender may or may become entitled to take hereunder.

              (v) Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Lender, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

              (vi) Any claim to consequential, special, or punitive damages.

         This Agreement and the terms hereof are confidential, and neither the contents of this Agreement or the details of this Agreement may be shown or disclosed by the Borrower to any bank, finance company or other lender without the prior written consent of the Lender, subject to disclosure obligations under Federal Securities Laws.

         Lender may, at Lender's discretion and expense, publicize or otherwise advertise by so-called "tombstone" advertising or otherwise Lender's and any Participant's financing transaction with the Borrower.

         Borrower acknowledges notice that Lender is affiliated with The Ozer Group, LLC ("Ozer") and Ozer Valuation Services, Inc. ("Ozer Valuation"). Ozer, Ozer Valuation, and other entities related to Lender may, from time to time act as a merchant consultant or provide other services to Lender with respect to Borrower.

         Borrower authorized Lender to (provided, however, Lender shall incur no liability for the failure to) respond to credit inquiries concerning Borrower in accordance with Lender's normal and customary practices. Borrower hereby indemnifies and holds Lender harmless for any action taken by Lender in reliance upon the foregoing authorization.

         Executed as a sealed instrument this _____ day of___________ 1999.


                                  THE GREAT TRAIN STORE PARTNERS, L.P.
                                  (BORROWER)
                                  BY GTS PARTNER, INC., Its General Partner


                                  By:______________________________________
                                      Cheryl A. Taylor
                                      Its: Vice President


                                  THE GREAT TRAIN STORE COMPANY


                                  By:______________________________________
                                      Cheryl A. Taylor
                                      Its: Vice President


                                  GTS PARTNER, INC.


                                  By:______________________________________
                                      Cheryl A. Taylor
                                      Its: Vice President


                                  GTS LIMITED PARTNER, INC.


                                   By:______________________________________
                                       Cheryl A. Taylor
                                       Its: Vice President


                                   PARAGON CAPITAL LLC
                                   (LENDER)

                                   By:______________________________________
                                   Print Name:_______________________________
                                   Title:____________________________________

                                    EXHIBIT 3

         "Acceptable Inventory": Such of the Borrower's Inventory, at such locations, and of such types, character, qualities and quantities, (net of Inventory Reserves) as the Lender in its reasonable discretion from time to time determines to be acceptable for borrowing, as to which Inventory, the Lender has a perfected security interest which is prior and superior to all security interests, claims, and Encumbrances.

         "Account Debtor": Has the meaning given that term in the UCC.

         "Accounts  Receivable"  include,  without  limitation,   "accounts"  as
defined in the UCC.

         "ACH": Automated clearing house.

         "Advance Rates": Means the percentage(s) of the Cost of Acceptable Inventory or Net Retail Liquidation Value used to calculate the Standard Inventory Advances and Special Purchase Advances under the Borrowing Base.

         "Affiliate":  With respect to any two Persons,  a relationship in which
(a) one holds, directly or indirectly, not less than twenty-five (25%) percent of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (b) one has, directly or indirectly, Control of the other; or (c) not less than twenty-five (25%) percent of their respective ownership is directly or indirectly held by the same third Person.

         "Annual Facility Fee": Is defined in Section 1-9(a).

         "Availability": Means that amount available for loans and advances as calculated by the Lender based upon the lending formula set forth in Section 1-1(b).

         "Availability Reserves": Such reserves as the Lender from time to time determines in the Lender's reasonable discretion as being appropriate to reflect the impediments to the Lender's ability to realize upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:

              (a) Rent (based upon past due rent and/or accrued rent liabilities whether or not Landlord's Waivers, executed by landlords acceptable to the Lender, have been received by Lender ).

              (b) In store customer credits and gift certificates.

              (c) Payables (based upon payables which are past due pursuant to historical practices).

              (d) Frequent Shopper Programs.

              (e) Layaway and Customer Deposits.

              (f) Taxes and other governmental charges, including, ad valorem, personal property, and other taxes which may have priority over the security interests of the Lender in the Collateral.

              (g) Held or post-dated checks.

         "Banking Day": Any day other than (a) a Saturday, Sunday; (b) any day on which banks in Boston, Massachusetts generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the Lender is not open to the general public to conduct business.

         "Bankruptcy Code": Title 11, U.S.C., as amended from time to time.

         "Base": The Base Rate announced from time to time by Norwest Bank Minnesota, National Association (or any successor in interest to Norwest Bank
Minnesota, National Association). In the event that said bank (or any such successor) ceases to announce such a rate, "Base" shall refer to that rate or index announced or published from time to time as the Lender, in good faith, designates as the functional equivalent to said Base Rate. Any change in "Base" shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index "Base" is being set.

         "Basis Point(s)": An amount which is equal to 1/100th of one (1%) percent. For example, one and one-half (1.5%) percent equals 150 basis points.

         "Borrower": Is defined in the Preamble.

         "Borrowing Base": Means amounts equal to the lesser of the (a) the Credit Limit and (b) the aggregate of Standard Inventory Advances plus Special Purchase Advances minus (i) the then unpaid balance of the Loan Account, minus
(ii) the then aggregate of such Reserves as may have been established by Lender, and minus (iii) one hundred (100%) percent of the then outstanding Stated Amount of all standing L/C's, and plus a percentage of the then outstanding stated amount of all documentary L/C's equal to the difference between the then applicable Advance Rate for Standard Inventory Advances and one hundred (100%) percent.

         "Business Plan": The Borrower's business plan annexed hereto as EXHIBIT 9-12(b) and any revision, amendment, or update of such business plan to which the Lender has provided its written sign-off.

         "Capital Expenditures": The expenditure of funds or the incurrence of liabilities which may be capitalized in accordance with GAAP.

         "Capital Lease": Any lease which may be capitalized in accordance with GAAP.

         "Central Account": Defined in Section 7-3.

         "Chattel Paper": Has the meaning given that term in the UCC.

         "Collateral": Is defined in Section 2-1.

         "Concentration Account": Is defined in Section 7-3.

         "Control": The direct or indirect power to direct or cause the direction of the management and policies of another Person, whether through ownership of voting securities, by contract, or otherwise. Included among such powers, with respect to a corporation, are power to cause any of following: (a) the election of a majority of its Board of Directors; (b) the issuance of additional shares of its common stock; (c) the issuance and designation of rights and shares of its preferred stock (if any); (d) the distribution and timing of dividends; (e) the award of performance bonuses to its management; (f) the termination or severance of officers or key employees; and (g) all or any similar matters.

         "Cost": The calculated cost of purchases, as determined from invoices received by the Borrower, the Borrower's Purchase Journal or Stock Ledger, based upon the Borrower's accounting practices, known to the Lender, which practices are in effect on the date on which this Agreement was executed. "Cost" does not include any inventory capitalization costs inclusive of advertising, but may include other charges used in the Borrower's determination of cost of goods sold and bringing goods to market, all within Lender's reasonable discretion and in accordance with GAAP.

         "Cost Factor": The result of 1 minus the Borrower's then cumulative markup percent derived from the Borrower's purchase journal on a rolling twelve
(12) month basis.

         "Costs of Collection" includes, without limitation, all attorneys' reasonable fees and reasonable out-of-pocket expenses incurred by the Lender's attorneys, and all reasonable costs incurred by the Lender in the administration of the Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of the Lender, which costs and expenses are directly or indirectly related to or in respect of the Lender's: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Lender's Rights and Remedies and/or any of the Lender's rights and remedies against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). The Costs of Collection are Liabilities, and at the Lender's option may bear interest at the highest post-default rate which the Lender may charge the Borrower hereunder as if such had been lent, advanced, and credited by the Lender to, or for the benefit of, the Borrower.

         "Credit Card Processor": Means any Person which acts as a credit card clearinghouse or processor of credit card payments accepted by Borrower.

         "Credit Limit": Means Ten Million ($10,000,000) Dollars.

         "DDA": Any checking or other demand daily depository account maintained by the Borrower.

         "Duly Authorized Person": Means any individual authorized by the Borrower to request loans or financial accommodations and/or sign reports to Lender.

         "EBITDA": Means the Borrower's earnings from continuing operations (excluding extraordinary items), before interest, taxes, depreciation and amortization, each as determined in accordance with GAAP.

         "Effective Advance Rate": Means an Advance Rate calculated by dividing the amount of the then total balance of the Loan Account by the then total Cost of Acceptable Inventory.

         "Employee Benefit Plan": As defined in ERISA.

         "Encumbrance": Each of the following:

              (a) security interest, mortgage, pledge, hypothecation, lien, attachment, or charge of any kind (including any agreement to give any of the foregoing); the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

              (b) The filing of any financing statement under the UCC or comparable law of any jurisdiction.

         "End Date": The date upon which both (a) all Liabilities have been paid in full and (b) all obligations of the Lender to make loans and advances and to provide other financial accommodations to the Borrower hereunder shall have been irrevocably terminated.

         "Environmental Laws": (a) Any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements which regulates or relates to, or imposes any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as is now or hereafter in effect; and (b) the common law relating to damage to Persons or property from Hazardous Materials.

         "Equity Offering": Means an offering of securities issued by the Borrower in accordance with a registration or an exemption under the applicable United States Securities laws and applicable State Securities Laws

         "ERISA": The Employee Retirement Security Act of 1974, as amended.

         "ERISA Affiliate": Any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which would be treated as a single employer under
Section 414 of the Internal Revenue Code of 1986, as amended.

         "Events of Default": Is defined in Article 10.

         "Executive Agreement": Any agreement or understanding (whether or not written) to which the Borrower is a party or by which the Borrower may be bound, which agreement or understanding relates to Executive Pay.

         "Executive Officer": James Levi

         "Executive Pay": All salary, bonuses, and other value directly or indirectly provided by or on behalf of the Borrower to or for the benefit of any Executive Officer or any Affiliate, spouse, parent, or child of any Executive Officer.

         "Funding Account": Is defined in Section 7-3.

         "GAAP": Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

         "General Intangibles": Includes, without limitation, "general intangibles" as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to the Borrower; credit memoranda in favor of the Borrower; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all Investment Property and all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; mailing lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Borrower to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; Internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs
(including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all good will relating thereto; applications for registration of the foregoing; and all other general intangible property of the Borrower in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by the Borrower or credit extended or services performed, by the Borrower, whether intended for an individual customer or the general business of the Borrower, or used or useful in connection with research by the Borrower.

         "Gross Margin": With respect to the subject accounting period for which being calculated, the following (determined in accordance with the cost method of accounting):

                        Sales (Minus) Cost of Goods Sold
                                      Sales

         "Hazardous Materials": Any (a) hazardous materials, hazardous waste, hazardous or toxic substances, petroleum products, which (as to any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

         "Indebtedness": All indebtedness and obligations of or assumed by any Person on account of or in respect to any of the following:

              (a) In respect of money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.

              (b) For the payment of the purchase price of goods or services deferred for more than thirty (30) days beyond then current trade terms provided to such person by the supplier of such goods or services.

              (c) In connection with any letter of credit or acceptance transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).

              (d) In connection with the sale or discount of accounts receivable or chattel paper of such Person.

              (e) On account of deposits or advances.

              (f) As lessee under Capital Leases.

         "Indebtedness" of any Person shall also include:

              (a) Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person.

              (b) Any guaranty, endorsement, suretyship or other undertaking pursuant to which that Person may be liable on account of any obligation of any third party.

              (c) The Indebtedness of a partnership or joint venture in which such Person is a general partner or joint venturer.

         "Indemnified Person": Is defined in Section 14-11.

         "Inventory": Includes, without limitation, "inventory" as defined in the Uniform Commercial Code and including all goods, merchandise, raw materials, goods and work in process, finished goods, and other tangible personal property now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in Borrower's business.

         "Inventory Reserves": Such reserves as may be established from time to time by the Lender in the Lender's reasonable discretion with respect to the determination of the saleability, at retail, of the Acceptable Inventory or which reflect such other factors as affect the current Retail or market value of the Acceptable Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on the following:

              (a) Obsolescence (determined based upon Inventory on hand beyond a given number of days).

              (b) Seasonality.

              (c) Shrinkage.

              (d) Imbalance.

              (e) Change in Inventory character, composition or mix.

              (f) Markdowns (both permanent and point of sale).

              (g) Retail markons or markups inconsistent with prior period practice and performance; current business plans; or advertising calendar and planned advertising events.

         "Investment Property": Has the meaning given that term in the Uniform Commercial Code.

         "Issuer": The issuer of any L/C.

         "Knowledge": Means actual knowledge of the Executive Officers and Borrower's senior level management employees after diligent inquiry.

         "L/C": Any letter of credit, the issuance of which is procured by the Lender for the account of the Borrower and any acceptance made on account of such letter.

         "Landlord Lien State": Any state or other jurisdiction under whose statutory or common law the rights of a landlord in assets of that landlord's tenant, for unpaid rent, may be senior to a perfected security interest in such assets.

         "Lease": Any lease or other agreement, no matter how styled or structured, which the Borrower is entitled to the use or occupancy of any space.

         "Leasehold Interests": Shall mean the Borrower's leasehold estate or interest in each of the properties at or upon which the Borrower conducts business, offers any Inventory for sale, or maintains any of the Collateral, whether or not for retail sale, together with Borrower's interest in any of the improvements and fixtures located upon or appurtenant to each leasehold interest.

         "Lender's Rights and Remedies": Is defined in Section 11-6.

         "Liabilities"  (in  the  singular,   "Liability"):   Includes,  without
limitation, all and each of the following, whether now existing or hereafter arising:

              (a) Any and all direct and indirect liabilities, debts, and obligations of the Borrower to the Lender, each of every kind, nature, and description.

              (b) Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrower to the Lender (including all future advances whether or not made pursuant to a commitment by the Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Lender may hold against the Borrower.

              (c) All notes and other obligations of the Borrower now or hereafter assigned to or held by the Lender, each of every kind, nature, and description.

              (d) All interest, fees, and charges and other amounts which may be charged by the Lender to the Borrower and/or which may be due from the Borrower to the Lender from time to time.

              (e) All costs and expenses incurred or paid by the Lender in respect of any agreement between the Borrower and the Lender or instrument furnished by the Borrower to the Lender (including, without limitation, Costs of Collection, attorneys' reasonable fees, and all court and litigation costs and expenses).

              (f) Any and all covenants of the Borrower to or with the Lender and any and all obligations of the Borrower to act or to refrain from acting in accordance with any agreement between the Borrower and the Lender or instrument furnished by the Borrower to the Lender.

         "Loan Account": Is defined in Section 1-5.

         "Loan Documents": This Agreement, each instrument and document executed and/or delivered as contemplated by Article 4, and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby, as each may be amended from time to time.

         "Local DDA": A depository account maintained by the Borrower, the only contents of which may be transfers from the Funding Account and actually used solely (i) for petty cash purposes; or (ii) for payroll.

         "Loan Maintenance Fee": Is defined in Section 1-9(b).

         "Master Note": Is defined in Section 1-6.

         "Material Adverse Change": Means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, including, without limitation, a material adverse change in the business, prospects, operations, results or operations, assets, liabilities or condition since the date of the latest financial information submitted to Lender on or before the Closing Date, and since the date of the latest financial information supplied hereunder or at any time as compared to the Business Plan attached hereto on the date of execution hereof as EXHIBIT 9-12(b); (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of Lender to enforce the Liabilities or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Lender's liens with respect to the Collateral.

         "Maturity Date": March 31, 2004

         "Maximum Loan Exposure": The lesser, on any day, of the following, in each instance determined net of the unpaid principal balance of the Loan Account on that day: (a) the Borrowing Base, or (b) the Credit Limit.

         "Net Retail Liquidation Value": Means the appraised liquidation value of Acceptable Inventory less liquidation expenses as determined by Lender in its reasonable discretion or its agents from time to time.

         "One Turn State": Any state or other jurisdiction under whose statutory or common law the relative priority of the rights of a landlord in assets of that landlord's tenant, for unpaid rent, vis-a-vis the rights of the holder of a perfected security interest therein is dependent upon whether such security interest arose prior or subsequent to the subject asset's coming onto the demised premises.

         "Overadvance": Any amounts advanced hereunder which exceed Availa-bility.

         "Participant": Is defined in Section 14-12.

         "Percentage Points": The number of whole (and, if indicated, fractions (or decimal equivalents) of) integers of a percentage referred to in a financial performance covenant which consists of a ratio. For example, if a projected ratio were fifty (50%) percent and the actual ratio turned out to be fifty-five and 6/10 (55.6%) percent, the variance would be 5.6 Percentage Points.

         "Person": Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

         "Real Estate": Means any estates or interests in real property now owned or hereafter acquired by Borrower.

         "Receipts": All cash, cash equivalents, checks, and credit card slips and receipts as arise out of the sale of the Collateral.

         "Receivables Collateral": That portion of the Collateral which consists of the Borrower's Accounts, Accounts Receivable, Contract Rights, General Intangibles, Chattel Paper, Instruments, Investment Property, Documents of Title, Documents, Securities, letters of credit for the benefit of the Borrower, and bankers' acceptances held by the Borrower, and any rights to payment.

         "Related Entity":

              (a) Any corporation, limited liability company, trust, partnership, joint venture, or other enterprise which: is a parent, brother-sister, subsidiary, or affiliate, of the Borrower; could have such enterprise's tax returns or financial statements consolidated with the Borrower's; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which the Borrower is a member; Controls or is Controlled by the Borrower or by any Affiliate of the Borrower.

              (b) Any Affiliate.

         "Requirement of Law": As to any Person:

              (a) (i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator's decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

              (b) That Person's charter, certificate of incorporation, articles of organization, and/or other organizational documents, as applicable; and
     (c) that Person's by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

         "Reserves": All (if any) Availability Reserves, Inventory Reserves, and any other reserves which may be established under the Loan Agreement.

         "Retail":  The Cost of Inventory divided by the Cost Factor.

         "Revolving Credit": Is defined in Section 1-1.

         "Stated Amount": The maximum amount for which an L/C may be honored.

         "Special Purchase Advances": Means amounts in addition to Standard Inventory Advances, up to an aggregate maximum equal to ten (10%) percent of the Cost of all Acceptable Inventory purchased within the immediately preceding forty-five (45) days, provided however, Special Purchase Advances shall not be available at any time after the occurrence and during the continuance of a Suspension Event or Event of Default, unless such Suspension Event or Event of Default is expressly waived in writing by Lender.

         "Standard Inventory Advances": Means amounts equal to an aggregate equal to of the lesser of (x) as of the date of determination one hundred (100%) percent of the Net Retail Liquidation Value and (y) the following percentages of the Cost of all Acceptable Inventory as of such date:

               January                          50%
               February to April                65%
               May to July                     75%(1)
               August to November 19            80%
               November 20 to December          60%

provided however, any Advance Rate in excess of seventy-five (75%) percent shall be further conditioned upon Borrower's demonstration of excess availability of no less than Five Hundred Thousand ($500,000) Dollars as of the last Banking Day of July and thereafter from the period August 1 through November 19 maintains excess availability of not less than Seven Hundred Fifty Thousand ($750,000) Dollars.

         "Suspension Event": Any occurrence, circumstance, or state of facts which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

         "Termination Date": The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 10-11; or (c) the Lender's notice to the Borrower setting the Termination Date on account of the occurrence of any Event of Default other than as described in Section 10-11.

         "UCC":   The  Uniform   Commercial  Code  as  presently  in  effect  in
Massachusetts (Mass. Gen. Laws, Ch. 106).

         "Year 2000 Compliant": means that Borrower's computer software programs (whether used in Borrower's business or licensed by or to Borrower to or from third parties) effectively process data including data fields requiring references to dates on and after January 1, 2000 and have been designed not to experience or produce invalid or incorrect results or abnormal software operation related to or as a result of the occurrence of such dates.

--------

(1)  Subject to Effective Advance Rate limitation set forth in Exhibit 9-12(a).